Exhibit 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

dated as of October 7, 2003

by and among

CONCERTO SOFTWARE, INC.,

BACH MERGER SUB, INC.

and

MELITA INTERNATIONAL LTD.

TABLE OF CONTENTS

ARTICLE 1 THE MERGER		2
1.01	The Merger	2
1.02	Effective Time	2
1.03	Effects of the Merger	2
1.04	Certificate of Incorporation and Bylaws of the Surviving Corporation.	2
1.05	Directors	2
1.06	Officers	2
1.07	Closing	2
1.08	Additional Actions	3

ARTICLE 2 EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE COMPANY AND MERGER SUB		3
2.01	Effect on Shares of Capital Stock	3
2.02	Options; Stock Plans	4
2.03	Payment for Common Shares and Options in the Merger	6

ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF THE COMPANY		9
3.01	Organization and Qualification	9
3.02	Charter Documents and Bylaws	10
3.03	Capitalization	10
3.04	Authority Relative to this Agreement	11
3.05	Company Subsidiaries	11
3.06	No Violation; Required Filings and Consents.	11
3.07	SEC Reports and Financial Statements	12
3.08	Compliance with Applicable Laws	13
3.09	Absence of Certain Changes or Events	13
3.10	Reserved	14
3.11	Litigation	14
3.12	Information in Proxy Statement	14
3.13	Benefit Plans	15
3.14	Taxes	16
3.15	Intellectual Property	18
3.16	Licenses and Permits	20
3.17	Material Contracts	20
3.18	Environmental Laws	21
3.19	Opinion of Financial Advisor	21
3.20	Brokers	21
3.21	Special Committee and Company Board Recommendations	21
3.22	Required Stockholder Vote	22
3.23	Related Party Transactions	22
3.24	Properties and Assets	22
3.25	Labor Matters	22
3.26	Insurance	23
3.27	Reserved	23
3.28	Company Expenses	23
3.29	State Takeover Statutes	24

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF MERGER SUB AND MELITA		24
4.01	Organization and Qualification	24
4.02	Charter Documents and Bylaws	24
4.03	Authority Relative to this Agreement	24
4.04	Purchaser Subsidiaries	25
4.05	No Violation; Required Filings and Consents	25
4.06	Litigation	25
4.07	Balance Sheet	26
4.08	Financial Arrangements	26
4.09	Brokers	26
4.10	Information to be Supplied	26
4.11	No Additional Representations; Investigation by Melita and Merger Sub	26

ARTICLE 5 COVENANTS		27
5.01	Interim Operations	27
5.02	Stockholders Meeting	31
5.03	Filings and Consents	31
5.04	Access to Information	32
5.05	Notification of Certain Matters	32
5.06	Public Announcements	33
5.07	Indemnification; Directors’ and Officers’ Insurance	33
5.08	Further Assurances; Reasonable Best Efforts	34
5.09	Stock Options	34
5.10	Reserved	35
5.11	No Solicitation	35
5.12	Reserved	36
5.13	SEC Reports	36
5.14	Delisting	36
5.15	Financing Cooperation	37
5.16	Stockholder Litigation	37
5.17	Conveyance Taxes	37
5.18	Employee Benefits	37
5.19	Melita Inc. Operations	38

ARTICLE 6 CONDITIONS TO CONSUMMATION OF THE MERGER		38
6.01	Conditions to the Obligations of Each Party	38
6.02	Conditions to Obligations of Merger Sub and Melita	38
6.03	Conditions to Obligation of the Company	40

ARTICLE 7 TERMINATION		40
7.01	Termination by Mutual Consent	40
7.02	Termination by Merger Sub, Melita or the Company	40
7.03	Termination by Merger Sub and Melita	41
7.04	Termination by the Company	41
7.05	Effect of Termination	42

ARTICLE 8 MISCELLANEOUS		42
8.01	Payment of Fees and Expenses	42
8.02	Guarantee	43
8.03	No Survival	43

ii

8.04	Modification or Amendment	43
8.05	Entire Agreement; Assignment	43
8.06	Validity	43
8.07	Notices	43
8.08	Governing Law	44
8.09	Descriptive Headings	44
8.10	Counterparts	45
8.11	Certain Definitions	45
8.12	Specific Performance	45
8.13	Extension; Waiver	45
8.14	Third-Party Beneficiaries	45
8.15	Severability	45
8.16	Submission to Jurisdiction	46

iii

Exhibits

Exhibit 1.02	Certificate of Merger

Exhibit 2.02(c)	Form of the Cash Pay Option Holder Written Acknowledgment

Exhibit 5.06	Form of Press Release

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of October 7, 2003, is entered into by and among Concerto Software, Inc., a Delaware corporation (the “Company”), Bach Merger Sub, Inc., a Delaware corporation (the “Merger Sub”), Melita International Ltd., a Cayman Islands company (“Melita”) and, solely for purposes of Section 8.02, Section 5.19 and Section 8.16 hereof, Melita International Inc., a Delaware corporation (“Melita Inc.”). Merger Sub and Melita Inc. are wholly owned indirect subsidiaries of Melita.

RECITALS

WHEREAS, a special committee of the board of directors of the Company (the “Company Board”), consisting solely of one disinterested director (the “Special Committee”), subject to the terms and conditions set forth herein, has (i) declared the advisability of this Agreement and the Merger, (ii) recommended that the Company Board approve this Agreement and the Merger, and (iii) received a written opinion of the Financial Advisor (as defined in Section 3.19) as set forth in Section 3.19 herein;

WHEREAS, the Company Board, based upon the recommendation of the Special Committee and subject to the terms and conditions set forth herein, has (i) declared the advisability of this Agreement and the Merger and approved this Agreement and the Merger and (ii) resolved to recommend approval and adoption of this Agreement and the Merger by the stockholders of the Company;

WHEREAS, the board of directors of Merger Sub has (i) declared the advisability of this Agreement and the Merger, (ii) approved this Agreement and the Merger and (iii) resolved to recommend approval and adoption of this Agreement and the Merger by the stockholders of Merger Sub;

WHEREAS, the Special Committee, the Company Board and the board of directors of Merger Sub have approved the merger of Merger Sub with and into the Company, with the Company as the surviving corporation, upon the terms and subject to the conditions set forth in this Agreement and the General Corporation Law of the State of Delaware (the “DGCL”), whereby (i) each issued and outstanding share of the common stock, par value $0.10 per share (the “Common Shares”), of the Company, other than Rollover Shares (as defined in Section 2.01(a)), Common Shares to be canceled pursuant to Section 2.01(b) and Dissenting Shares (as defined in Section 2.01(e)), shall be converted into the right to receive the Merger Consideration (as defined in Section 2.01(a)), (ii) each Cash-Pay Option (as defined in Section 2.02(b)) shall be converted into the right to receive the Cash-Pay Option Consideration (as defined in Section 2.02(b)), (iii) each Rollover Option (as defined in Section 2.02(d)) shall be converted into an option to purchase certain shares of common stock of Melita, and (iv) each Purchase Plan Cash Option (as defined in Section 2.02(f)) shall be converted into the right to receive the Purchase Plan Cash Option Consideration (as defined in Section 2.02(f)); and

WHEREAS, the Company, Merger Sub and Melita desire to make certain representations, warranties, covenants and agreements in connection with the Merger, and also to prescribe various conditions to the Merger.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:

ARTICLE 1

THE MERGER

1.01 The Merger. At the Effective Time (as defined in Section 1.02), subject to the terms and conditions of this Agreement and in accordance with the provisions of the DGCL, Merger Sub shall be merged (the “Merger”) with and into the Company. Following the Merger, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation (sometimes hereinafter referred to as the “Surviving Corporation”) and shall continue to be governed by the laws of the State of Delaware.

1.02 Effective Time. As soon as practicable following the Closing (as defined in Section 1.07), and provided that this Agreement has not been terminated or abandoned pursuant to Article 7 hereof, the Company and Merger Sub will cause a Certificate of Merger substantially in the form attached hereto as Exhibit 1.02 (the “Certificate of Merger”) to be duly executed, acknowledged and filed, in the manner required by the DGCL, with the Secretary of State of the State of Delaware, and the parties shall take such other and further actions as may be required by law to make the Merger effective. The date and time the Merger becomes effective in accordance with applicable law is referred to herein as the “Effective Time.”

1.03 Effects of the Merger. The Merger shall have the effects set forth herein, in the Certificate of Merger and in the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of the Company and the Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and the Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

1.04 Certificate of Incorporation and Bylaws of the Surviving Corporation.

(a) The Restated Certificate of Incorporation of the Company, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended in accordance with the provisions thereof and hereof and applicable law.

(b) The Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation, subject to the provisions of Section 5.07(a) of this Agreement, until amended in accordance with the provisions thereof and hereof and applicable law.

1.05 Directors. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal in accordance with applicable law and the Surviving Corporation’s Certificate of Incorporation and Bylaws.

1.06 Officers. The officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

1.07 Closing. Subject to the conditions contained in this Agreement, the closing of the Merger (the “Closing”) shall take place (i) at the offices of Kirkland & Ellis, 153 East 53rd Street, New York, New York 10022, as promptly as practicable but in no event later than the third business day following the satisfaction (or waiver if permissible) of the conditions set forth in Article 6 that by their terms are not to be satisfied or waived at the Closing or (ii) at such other place and time and/or on such other date as the

Company and Merger Sub may agree in writing. The date on which the Closing occurs is hereinafter referred to as the “Closing Date.”

1.08 Additional Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments or assurances in law or any other acts are necessary or desirable to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of the Company or Merger Sub, the Company and its officers and directors shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such deeds, assignments and assurances in law and to take all acts necessary, proper or desirable to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Corporation, and the officers and directors of the Surviving Corporation are authorized in the name of the Company to take any and all such action.

ARTICLE 2

EFFECT OF THE MERGER ON THE CAPITAL STOCK

OF THE COMPANY AND MERGER SUB

2.01 Effect on Shares of Capital Stock

(a) Common Shares of the Company. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any Common Shares, the Company or Merger Sub, each Common Share that is issued and outstanding immediately prior to the Effective Time (other than (i) Dissenting Shares, (ii) those Common Shares to be canceled pursuant to Section 2.01(b) and (iii) those Common Shares (the “Rollover Shares”; each of which is listed on the Rollover Conversion Schedule attached hereto) to be contributed to Melita in exchange for equity interests of Melita (the “Rollover”) (it being acknowledged that no party hereto makes any representation and warranty regarding the tax treatment of the Rollover) shall be canceled and extinguished and converted into the right to receive $12.00 in cash (the “Merger Consideration”), payable to the holder thereof, without interest or dividends thereon, less any applicable withholding of taxes, in the manner provided in Section 2.03. All such Common Shares, when so converted, shall no longer be outstanding and shall automatically be canceled and each holder of a certificate or certificates representing any such Common Shares shall cease to have any rights with respect thereto, except the right to receive the consideration specified in the preceding sentence.

(b) Cancellation of Certain Common Shares. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any Common Shares, the Company or Merger Sub, each Common Share that is owned by the Company or any wholly owned subsidiary as treasury stock or otherwise or owned by Merger Sub or Melita or any of their respective affiliates immediately prior to the Effective Time shall automatically be canceled and shall cease to exist, and no cash or other consideration shall be delivered or deliverable in exchange therefor; provided, however, that existing employees of the Company (who were not otherwise affiliates of Merger Sub or Melita prior to the date hereof) shall not be deemed affiliates of Merger Sub or Melita for purposes of this Section 1.04(b) by operation of any of the transactions contemplated by this Agreement (the “Transactions”) or pursuant to any employment or consulting arrangement entered into by such persons with Merger Sub or Melita in connection with the Merger or this Agreement.

(c) Capital Stock of Merger Sub. As of the Effective Time, each share of common stock, par value $.01 per share, of Merger Sub (“Merger Sub Common Stock”) issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holders of Merger Sub Common Stock, the Company or Merger Sub, be converted into one validly issued, fully paid and non-assessable share of common stock, par value $.01 per share, of the Surviving Corporation (“Surviving Corporation Common Stock”). Each certificate that, immediately prior to the Effective Time, represented issued and outstanding shares of Merger Sub Common Stock shall, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent the shares of the Surviving Corporation capital stock into which such shares have been converted pursuant to the terms hereof; provided, however, that the record holder thereof shall receive, upon surrender of any such certificate, a certificate representing the shares of Surviving Corporation Common Stock into which the shares of Merger Sub Common Stock formerly represented thereby shall have been converted pursuant to the terms hereof.

(d) Rollover Shares. As of the Effective Time, each Rollover Share shall, by virtue of a contribution agreement (the “Contribution Agreement”) entered into on or prior to the Closing Date, by and among Melita and each holder of Rollover Shares, be converted into and become the number of validly issued, fully paid and non-assessable shares of such class of common stock of Melita (the “Rollover Share Exchange Consideration”) equal to (i) the Merger Consideration divided by (ii) the fair market value per share of such class of Melita common shares into which the Rollover Shares are to be converted. Subject to the terms and conditions of the Contribution Agreement, each certificate that, immediately prior to the Effective Time, represented Rollover Shares shall, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent the shares of Melita into which such shares have been converted pursuant to the terms of the Contribution Agreement; provided, however, that the record holder thereof shall receive, upon surrender of any such certificate, a certificate representing the shares of Melita capital stock into which the Rollover Shares formerly represented thereby shall have been converted pursuant to the terms of the Contribution Agreement.

(e) Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, any Common Shares issued and outstanding immediately prior to the Effective Time and held by a holder (a “Dissenting Stockholder”) who has not voted in favor of the Merger or consented thereto in writing and who has properly demanded appraisal for such Common Shares in accordance with the DGCL (“Dissenting Shares”) shall not be converted into a right to receive the Merger Consideration at the Effective Time in accordance with Section 2.01(a) hereof, but shall represent and become the right to receive such consideration as may be determined to be due to such Dissenting Stockholder pursuant to the laws of the State of Delaware, unless and until such holder fails to perfect or withdraws or otherwise loses such holder’s right to appraisal and payment under the DGCL. If, after the Effective Time, such holder fails to perfect or withdraws or otherwise loses such holder’s right to appraisal, such former Dissenting Shares held by such holder shall be treated as if they had been converted as of the Effective Time into a right to receive, upon surrender as provided above, the Merger Consideration, without any interest or dividends thereon, in accordance with Section 2.01(a). The Company shall give Merger Sub prompt notice of any demands received by the Company for appraisal of Common Shares, withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company, and Merger Sub shall have the right to direct all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Merger Sub, such consent not to be unreasonably withheld or delayed, make any payment with respect to, or settle or offer to settle, any such demands.

2.02 Options; Stock Plans

(a) For purposes of this Agreement, the term “Option” means each outstanding unexercised option to purchase Common Shares, whether or not then vested or fully exercisable, granted on or prior to the date hereof to any current or former employee or director of the Company or any subsidiary of the Company or any other person under any stock option plan or similar plan of the Company or in connection with any employment, consulting or other agreement or other arrangement approved by the Company Board with the Company or any subsidiary of the Company on or prior to the date hereof (including, without limitation, under the Company’s Amended and Restated 1986 Stock Plan, as amended, the Company’s Amended and Restated 1988 Non-Employee Director Stock Option Plan (the “Non-Employee Director Plan”), the Company’s 1994 Stock Plan, the Company’s 1996 Stock Plan, as amended, the Company’s 2000 Stock Option Plan, as amended, and the Company’s 2001 Stock Option Plan) (collectively, the “Stock Plans”).

(b) As part of the Transactions, the Company shall use its reasonable best efforts to ensure that (i) immediately prior to the Effective Time, each outstanding Option granted under the Stock Plans held by those holders of record listed on the Option Schedule attached hereto under the heading “Cash-Pay Options” (the “Cash-Pay Options”) shall become immediately vested and exercisable in full and (ii) at the Effective Time, all Options (other than Rollover Options) shall be canceled, in each case, in accordance with and pursuant to the terms of the Stock Plans under which such Options were granted. In consideration of such cancellation, each holder of a Cash-Pay Option canceled in accordance with this Section 2.02(b) will be entitled to receive in settlement of such Cash-Pay Option as promptly as practicable following the Effective Time, but in no event later than 10 business days after the Effective Time, a cash payment from the Payment Fund (as defined in Section 2.03), subject to any required withholding of taxes, equal to the product of (i) the total number of Common Shares otherwise issuable upon exercise of such Cash-Pay Option and (ii) the excess, if any, of the Merger Consideration per Common Share less the applicable exercise price per Common Share otherwise issuable upon exercise of such Cash-Pay Option (the “Cash-Pay Option Consideration”); provided, however, that with respect to any person subject to Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), any such amount shall be paid as soon as practicable after the first date payment can be made without liability to such person under Section 16(b) of the Exchange Act. For the avoidance of doubt, the unvested portion of the Options granted under the Non-Employee Director Plan as of the Effective Time shall be canceled without payment of any consideration and without any further liability to the Company or the Surviving Corporation and shall not be accelerated, and the holders of Options granted under the Non-Employee Director Plan shall be entitled to the Cash-Pay Option Consideration pursuant to this Section 2.02(b) only to the extent of the vested portion of such Options. In addition, the Company Board will fully accelerate the vesting schedule of the Options issued under the Company’s 2001 Stock Option Plan.

(c) The Company shall use reasonable best efforts to cause each holder of an Option issued pursuant to the Non-Employee Director Plan to execute a written acknowledgment of such holder that (i) the payment of the Cash-Pay Option Consideration, if any, will satisfy in full the Company’s obligation to such person pursuant to such Option and (ii) subject to the payment of the Cash-Pay Option Consideration, if any, such Option held by such holder shall, without any action on the part of the Company or the holder, be deemed terminated, canceled, void and of no further force and effect as between the Company and the holder and neither party shall have any further rights or obligations with respect thereto and (iii) that the unvested portion of any Option issued pursuant to the Non-Employee Director Plan held by such holder shall be canceled without payment of any consideration and without any further liability to the Company or the Surviving Corporation. Such written acknowledgment shall be substantially in the form attached hereto as Exhibit 2.02(c).

(d) At the Effective Time, each outstanding Option (each, a “Rollover Option”; each of which is listed on the Rollover Option Conversion Schedule attached hereto) as to which the holder thereof has executed and delivered to Melita a conversion agreement (a “Conversion Agreement”) shall be converted pursuant to the terms of such Conversion Agreement (the “Rollover Option Consideration”). Each Conversion Agreement shall provide for, among other things, that the option to be issued by Melita will have an “embedded value” (determined by calculating the difference between the exercise price of such option to be issued by Melita and the value of the securities covered by such option to be issued by Melita (on a fully vested basis, unless otherwise agreed to by Melita and the holder of such Rollover Option) at the Effective Time) equal to (i) the product of (A) the total number of Common Shares otherwise issuable upon exercise of such Rollover Option and (B) the excess, if any, of the Merger Consideration per Common Share less the applicable exercise price per Common Share otherwise issuable upon exercise of such Rollover Option, minus (ii) the value of any other consideration granted to such Rollover Option holder in connection with the granting of such options to be issued by Melita.

(e) In the event the holder of an Option does not, prior to the Effective Time, either (i) have his or her applicable Cash-Pay Options canceled in exchange for the right to receive Cash-Pay Option Consideration in accordance with the terms specified in Section 2.02(b) or (ii) execute and deliver to the Company a Conversion Agreement, such Option shall be assumed by Melita and be adjusted to instead be exercisable for equity securities of Melita to the extent of, and in accordance with, the terms of the applicable Options and Stock Plans in effect immediately prior to the date hereof.

(f) With respect to the Company’s 1991 Employee Stock Purchase Plan, as amended (the “Purchase Plan”), the Company shall (i) take all actions thereunder to terminate all outstanding options under the Purchase Plan (each, a “Purchase Plan Cash Option” and collectively, the “Purchase Plan Cash Options”) at the close of business on the day immediately prior to the Effective Time and (ii) in consideration for such termination, provide each of the participants thereunder, in lieu of Common Shares that would have otherwise been issuable upon the exercise of the outstanding Purchase Plan Cash Options, both the amount of the refund to which the participant is entitled pursuant to Article 15 of the Purchase Plan upon the termination of such plan and a cash payment from the Payment Fund, subject to any required withholding of taxes, equal to the product of (A) the total number of Common Shares the participant would have otherwise been issued upon the exercise of the Purchase Plan Cash Options (determined with reference only to the first business day of the applicable Payment Period (as defined in the Purchase Plan)) and (B) the excess, if any, of the Merger Consideration over the applicable Option Price (as defined in the Purchase Plan); provided, however, that with respect to any person subject to Section 16(a) of the Exchange Act, any such amount shall be paid as soon as practicable after the first date payment can be made without liability to such person under Section 16(b) of the Exchange Act.

(g) Prior to the Effective Time, the Company shall use its reasonable best efforts to take all actions (including, if appropriate, amending the terms of the relevant Stock Plans or the Purchase Plan or amending or waiving relevant agreements providing for vesting conditions on Common Shares or Options therefor) that are necessary to give effect to the transactions contemplated by this Section 2.02.

(h) Except as otherwise provided herein or agreed to in writing by Merger Sub and the Company or as may be necessary to administer Options remaining outstanding following the Effective Time, the Stock Plans and the Purchase Plan shall terminate effective as of the Effective Time and no participant in the Stock Plans or the Purchase Plan shall thereafter be granted any rights thereunder to acquire any equity securities of the Company, the Surviving Corporation, Melita or any subsidiary of any of the foregoing.

(i) The Company covenants that prior to the Effective Time it will take all actions necessary under that certain SEC no-action letter, dated January 12, 1999, to Skadden, Arps, Slate, Meagher & Flom, to provide that the cancellation and cash-out and conversion of Cash-Pay Options and the Purchase Plan Cash Options and the adjustment of the Rollover Options, pursuant to this Section 2.02, will qualify for exemption under Rule 16b-3(d) or (e), as applicable, under the Exchange Act.

2.03 Payment for Common Shares and Options in the Merger

(a) Prior to the Effective Time, Merger Sub shall appoint a commercial bank or trust company reasonably acceptable to the Company to act as exchange and paying agent, registrar and transfer agent (the “Agent”) for the purpose of (i) exchanging certain certificates representing, immediately prior to the Effective Time, Common Shares (other than Rollover Shares) for the aggregate Merger Consideration, (ii) making payment of the aggregate Cash-Pay Option Consideration in exchange for the cancellation of all Cash-Pay Options and (iii) making payment of the aggregate Purchase Plan Cash Option Consideration in exchange for the cancellation of the Purchase Plan Cash Options. Subject to the Company’s obligations to deposit cash in the Payment Fund described in this Section 2.03(a), at or prior to the Effective Time, Merger Sub shall deposit, or Merger Sub shall otherwise take all steps necessary to cause to be deposited, in trust with the Agent for the benefit of the holders of Common Shares (other than Rollover Shares), Cash-Pay Options and Purchase Plan Cash Options, as the case may be, cash in an aggregate amount equal to the sum of (i) the product of (A) the number of Common Shares issued and outstanding immediately prior to the Effective Time and entitled to receive the Merger Consideration in accordance with Section 2.01(a) and (B) the Merger Consideration and (ii) the amount necessary for the payment in full of the Cash-Pay Option Consideration and the Purchase Plan Cash Option Consideration (such aggregate amount described in (i) and (ii) being hereinafter referred to as the “Payment Fund”). At or prior to the Effective Time, the Company shall deposit, or the Company shall otherwise take all steps necessary to cause to be deposited, in trust for the benefit of the holders of Common Shares (other than Rollover Shares), Cash Pay Options and Purchase Plan Cash Options, as the case may be, cash in an aggregate amount (subject to the following sentence) of not less than $16 million with the Agent for deposit into the Payment Fund (the “Company Cash Deposit”), which deposit shall be used solely and exclusively for purposes of paying the consideration specified in Section 2.02, and shall not be used to satisfy any other obligations of the Company or any of its subsidiaries. Without limiting the Company’s obligations set forth in the preceding sentence, the Company shall, as of the Effective Time, have sufficient unrestricted domestic cash on hand to pay any unpaid Expenses contemplated by Section 3.28 (including, without limitation, those incurred or which may be incurred by the Financial Advisor and counsel to the Company (including Expenses incurred in connection with any litigation with respect to, arising from or related to the Transactions) and the cost of the tail insurance policy referred to in Section 5.07(d)) and shall use commercially reasonable efforts to deposit all other available domestic cash of the Company (taking into account the reasonable short-term working capital needs of the Company) with the Agent for deposit into the Payment Fund. For purposes of determining the aggregate amount of cash to be deposited by Merger Sub pursuant to this Section 2.03(a), Merger Sub shall assume that no holder of Common Shares will perfect their right to appraisal of their Common Shares under the DGCL. The Agent shall, pursuant to instructions provided by Merger Sub, make the payments provided for in Section 2.01 and Section 2.02 of this Agreement out of the Payment Fund (it being understood that any and all interest earned on funds made available to the Agent pursuant to this Agreement shall be turned over to the party depositing such funds with the Agent). The Payment Fund shall not be used for any other purpose except as provided in this Agreement.

(b) Promptly after the Effective Time, but in no event later than 10 business days after the Effective Time, the Surviving Corporation shall cause the Agent to mail to each record holder of certificates (the “Certificates”) that immediately prior to the Effective Time represented Common Shares (excluding Rollover Shares) (i) a notice of the effectiveness of the Merger, (ii) a form letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Agent and (iii) instructions for use in surrendering such Certificates and receiving the Merger Consideration in respect thereof.

(c) Upon surrender to the Agent of a Certificate, together with such letter of transmittal duly executed and completed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive, within 10 business days after such surrender, in exchange therefor, in the case of Common Shares (other than Rollover Shares and Common Shares to be canceled pursuant to Section 2.01(b)), cash in an amount equal to the product of (i) the number of Common Shares formerly represented by such Certificate and (ii) the Merger Consideration, which amounts shall be paid by Agent by check or wire transfer in accordance with the instructions provided by such holder. No interest or dividends will be paid or accrued on the consideration payable upon the surrender of any Certificate. If the consideration provided for herein is to be delivered in the name of a person other than the person in whose name the Certificate surrendered is registered, it shall be a condition of such delivery that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such delivery shall pay any transfer or other taxes required by reason of such delivery to a person other than the registered holder of the Certificate, or that such person shall establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered in accordance with the provisions of this Section 2.03, each Certificate (other than Certificates representing Dissenting Shares or Common Shares to be canceled pursuant to Section 2.01(b)) shall represent, for all purposes, in the case of Certificates representing Common Shares (other than Rollover Shares and Common Shares to be canceled pursuant to Section 2.01(b)), only the right to receive an amount in cash equal to the Merger Consideration multiplied by the number of Common Shares formerly evidenced by such Certificate without any interest or dividends thereon.

(d) The consideration issued upon the surrender of Certificates in accordance with this Agreement shall be deemed to have been issued in full satisfaction of all rights pertaining to such Common Shares formerly represented thereby. After the Effective Time, there shall be no transfers on the stock transfer books of the Surviving Corporation of any Common Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be canceled and exchanged as provided in this Article 2.

(e) Any portion of the Payment Fund (including any amounts that may be payable to the former stockholders of the Company in accordance with the terms of this Agreement) which remains unclaimed by the former stockholders of the Company upon the 180th day immediately following the Closing Date shall be returned to the Surviving Corporation, upon demand, and any former stockholders of the Company who have not theretofore complied with this Article 2 shall, subject to Section 2.03(f), thereafter look to the Surviving Corporation only as general unsecured creditors thereof for payment of any Merger Consideration, without any interest or dividends thereon, that may be payable in respect of each Common Share held by such stockholder. Following the Closing, the Agent shall retain the right to invest and reinvest the Payment Fund on behalf of the Surviving Corporation in securities listed or guaranteed by the United States government or certificates of deposit of commercial banks that have, or are members of a group of commercial banks that has, consolidated total assets of not less than $500,000,000 and the Surviving Corporation shall receive the interest earned thereon.

(f) None of Merger Sub, the Company or Agent shall be liable to a holder of Certificates or any other person in respect of any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificates shall not have been surrendered upon the seventh anniversary of the Closing Date (or immediately prior to such earlier date on which any Merger Consideration, dividends (whether in cash, stock or property) or other distributions with respect to Common Shares in respect of such Certificate would otherwise escheat to or become the property of any Governmental Authority (as defined in Section 3.06(b)) any such shares, cash, dividends or distributions in respect of such Certificate shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interests of any person previously entitled thereto.

(g) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit (in form and substance acceptable to the Surviving Corporation) of that fact by the person (who shall be the record owner of such Certificate) claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof pursuant to this Agreement.

(h) Each of the Agent, the Surviving Corporation and Melita shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of Common Shares, Options or Purchase Plan Cash Options pursuant to this Agreement such amounts as may be required to be deducted or withheld with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any applicable provision of state, local or foreign tax law. To the extent that amounts are so deducted or withheld and paid over to the appropriate taxing authority by Agent, the Surviving Corporation or Melita, such amounts shall be treated for all purposes of this Agreement as having been paid to the person to whom such amounts would otherwise have been paid.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Company’s SEC Reports (as defined below) filed on or after January 1, 2002 (regardless of whether any representation or warranty in this Article 3 is expressly qualified by a reference to such SEC Reports) or in the disclosure schedule delivered by the Company to Merger Sub and Melita prior to the execution of this Agreement (the “Company Disclosure Schedule”) (it being agreed that any disclosure set forth on any particular Section of the Company Disclosure Schedule shall be deemed disclosed in another Section of the Company Disclosure Schedule if disclosure with respect to the particular Section is sufficient to make reasonably clear the relevance of the disclosure to such other Section), the Company represents and warrants to each of Merger Sub and Melita that:

3.01 Organization and Qualification. The Company and each of its subsidiaries (as described in Section 3.05) is a corporation, branch or limited liability company, as the case may be, duly organized or formed, as the case may be, validly existing and in good standing (to the extent applicable) under the laws of its state or jurisdiction of incorporation or formation, as the case may be, and has the requisite power and authority to carry on its business as now being conducted, except where the failure to be in good standing (to the extent applicable) would not, individually or in the aggregate, have a Company Material Adverse Effect (as defined below). Except as set forth on Section 3.01 of the Company Disclosure Schedule, the Company and each of its subsidiaries is duly qualified or licensed as a foreign corporation to do business, and is in good standing (to the extent applicable), in each jurisdiction where the nature of its business makes such qualification or licensing necessary, except where the failure to be so qualified or licensed and in good standing (to the extent applicable) would not, individually or in the aggregate, have a Company Material Adverse Effect. As used in this Agreement, the term “Company Material Adverse Effect” means any effect, event, or change that (i) is, or is reasonably likely to be, materially adverse to the business, financial condition or results of operations of the Company and its subsidiaries, taken as a whole, other than any Excluded Matters or (ii) prevents or materially delays, or is reasonably likely to prevent or materially delay, the ability of the Company and its subsidiaries to perform in all material respects their obligations under this Agreement or to consummate the Transactions in accordance with the terms hereof. As used in this Agreement, “Excluded Matters” means any one or more of the following effects, events or changes: (a) general changes in economic conditions or changes in the software industry generally which do not have a materially disproportionate effect on the Company and its subsidiaries taken as a whole, (b) a change in the market price or trading volume of the Common Shares, in and of itself, or any change in the financial markets generally, (c) the effect of any change arising in connection with any “act of God” including, without limitation, weather, natural disasters and earthquakes, hostilities, acts of war, sabotage or terrorism or military actions or any escalation or material worsening of any such hostilities, acts of war, sabotage or terrorism or military actions, (d) changes, effects or events resulting from or arising out of the public announcement of the execution of this Agreement or changes, effects or events caused by the taking of any action required by this Agreement, (e) the taking of any action by the Company that has been approved in writing by Melita and Merger Sub, (f) any change or effect resulting from a change in accounting rules or procedures announced by the Financial Accounting Standards Board, the SEC or any other accounting body with authority to promulgate U.S. generally accepted accounting principles, (g) any effect, event or change resulting from a breach of this Agreement by Melita or Merger Sub or (h) any effect, event or change resulting from or arising out of any change in any Law applicable to the Company or its industry.

3.02 Charter Documents and Bylaws. The Company has heretofore made available to Merger Sub a complete and correct copy of the certificate of incorporation and the bylaws of the Company in full force and effect as of the date hereof. The Company is not in violation of any of the provisions of its certificate of incorporation or bylaws. The Company has heretofore made available to Merger Sub a complete and correct copy of the certificate of incorporation and the bylaws (or equivalent organizational documents) of each subsidiary of the Company in full force and effect as of the date hereof. No subsidiary of the Company is in violation of any of the provisions of its certificate of incorporation or bylaws (or equivalent organizational documents).

3.03 Capitalization.

(a) The authorized capital stock of the Company consists of 30,000,000 Common Shares. As of the date of this Agreement (including any Options granted by the Company Board on or prior to the date of this Agreement), (i) 11,152,361 Common Shares were issued and outstanding, (ii) 9,497,000 Common Shares were reserved for issuance pursuant to the Stock Plans, of which 4,313,372 Common Shares are subject to outstanding Options, (iii) 450,000 Common Shares were reserved for issuance pursuant to the Purchase Plan, of which 162,222 Common Shares remain available for sale thereunder, and (iv) 3,403,733 Common Shares were held by the Company in its treasury. There are 3,104,335 outstanding aggregate Cash-Pay Options and Rollover Options and the weighted average exercise price for the outstanding aggregate Cash-Pay Options and Rollover Options is $8.31. Except as set forth in this Section 3.03, there are not now, and at the Effective Time there will not be, any options, warrants, calls, subscriptions, or other rights, or other agreements or commitments of any character relating to (including, without limitation, any “poison pill” or rights agreement or similar agreement), the issued or unissued capital stock of the Company or obligating the Company to issue, transfer or sell any shares of capital stock of, or other equity interests in, the Company or any subsidiary of the Company. Section 3.03(a) of the Company Disclosure Schedule sets forth the name of each holder of an Option, together with the grant date, exercise price and number of Common Shares issuable upon exercise of each such Option. To the Company’s knowledge, all issued and outstanding Common Shares are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. All of the outstanding shares of capital stock of, or other equity interests in, each subsidiary of the Company have been duly authorized and validly issued and are fully paid and non-assessable and, except as set forth on Section 3.03(a) of the Company Disclosure Schedule, are owned by either the Company or another of its wholly-owned subsidiaries, free and clear of all liens, charges, claims or encumbrances. There are no outstanding options, warrants, calls, subscriptions, convertible securities or other rights, or other agreements or commitments, obligating any subsidiary of the Company to issue, transfer or sell any shares of its capital stock or other equity interests. There are no outstanding obligations of the Company or any of its subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of, or other equity interests in, the Company or any subsidiary of the Company.

(b) Other than as set forth on Section 3.03(b) of the Company Disclosure Schedule, to the knowledge of the Company, there are no stockholders agreements, voting trusts or other agreements or understandings relating to voting or disposition of any shares of capital stock of the Company or granting to any person or group of persons the right to elect, or to designate or nominate for election, a director to the Company Board.

3.04 Authority Relative to this Agreement. The Company has the requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to the adoption of this Agreement and the Merger by the holders of a majority of the outstanding Common Shares entitled to vote thereon, to consummate the Transactions pursuant to the DGCL. The execution and delivery of this Agreement and the consummation of the Merger and the other Transactions have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company are necessary to authorize the Company’s execution and delivery of this Agreement or to consummate the Transactions (other than the adoption of this Agreement and the Merger by the holders of a majority of the outstanding Common Shares entitled to vote thereon and the filing or recordation of appropriate merger documents as required by the DGCL). This Agreement has been duly and validly executed and delivered by the Company, and (assuming this Agreement constitutes a valid and binding obligation of Merger Sub and Melita) constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights generally and to general principles of equity.

3.05 Company Subsidiaries. Section 3.05 of the Company Disclosure Schedule contains a correct and complete list of each subsidiary of the Company and the jurisdiction in which each such subsidiary is incorporated or organized. Section 3.05 of the Company Disclosure Schedule sets forth for each subsidiary of the Company: (i) its authorized capital stock or share capital; (ii) the number of issued and outstanding shares of capital stock or share capital; and (iii) the Company’s direct or indirect equity interest therein. Except for equity interest in its subsidiaries, the Company does not own, directly or indirectly, any capital stock or other ownership interest in any Person. No subsidiary of the Company owns, directly or indirectly, any capital stock or other ownership interest in any Person, except for the capital stock and/or other ownership interest in another wholly-owned subsidiary of the Company.

3.06 No Violation; Required Filings and Consents.

(a) The execution and delivery by the Company of this Agreement does not, and the performance of this Agreement by the Company and the consummation of the Transactions will not, (i) violate any provision of the Company’s certificate of incorporation or bylaws, violate any provision of the certificate of incorporation or bylaws or equivalent organization documents of any subsidiary of the Company, (ii) to the Company’s knowledge, assuming that all consents, approvals, authorizations and other actions described in Section 3.06(b) have been obtained and all filings and obligations described in Section 3.06(b) have been made or complied with, violate any foreign or domestic (federal, state or local) law, statute, ordinance, rule, regulation, permit, license, injunction, writ, judgment, decree or order (each, a “Law” and, collectively, “Laws”) applicable to the Company or any of its subsidiaries or by which any asset of the Company or any of its subsidiaries is bound or affected, (iii) to the Company’s knowledge, except as set forth in Section 3.06(a) of the Company Disclosure Schedule, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or require any payment under, or give rise to a loss of any benefit to which the Company or any subsidiary of the Company is entitled under any provision of any contract, instrument, permit, concession, franchise, license, loan or credit agreement, note, bond, mortgage, indenture, lease or other property agreement, partnership or joint venture agreement or other legally binding agreement, whether oral or written, applicable to the Company or any such subsidiary or their respective properties or assets (each, a “Contract” and, collectively, “Contracts”) or (iv) to the Company’s knowledge, result in the creation or imposition of a lien, claim, security interest or other charge, title imperfection or encumbrance (each, a

“Lien” and, collectively, “Liens”) on any asset of the Company or any subsidiary of the Company, except in the case of clauses (ii), (iii) and (iv) of this Section 3.06(a), to the extent that any such conflict, violation, breach, default, right, loss or Lien would not, individually or in the aggregate, have a Company Material Adverse Effect.

(b) The execution and delivery by the Company of this Agreement does not, and the performance of this Agreement and the consummation by the Company of the Transactions will not, require any consent, approval, authorization or permit of, or filing with or notification to, any domestic (federal, state or local) or foreign government or governmental, regulatory or administrative authority, agency, commission, board, bureau, court of instrumentality or arbitrator of any kind (“Governmental Authority”), except (i) for applicable requirements, if any, of the Exchange Act, the Securities Act of 1933, as amended (the “Securities Act”), the Nasdaq National Market (“Nasdaq”), the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and the rules and regulations thereunder, any required consent, approval, authorization, permit, filing or notification pursuant to applicable foreign merger control or competition laws and regulations and filing and recordation of appropriate documents for the Merger as required by the DGCL, (ii) for any applicable notification requirement with respect to the various transactions contemplated under Section 2.02 and Section 2.03 with respect to the Stock Plans and the Purchase Plan and (iii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, have a Company Material Adverse Effect.

3.07 SEC Reports and Financial Statements

(a) The Company has filed all forms, reports, statements, schedules and other documents (the “SEC Reports”) with the Securities and Exchange Commission (the “SEC”) required to be filed by it pursuant to the federal securities laws and the SEC rules and regulations thereunder. The Company has delivered or made available to Merger Sub copies of all such SEC Reports. The SEC Reports (i) were prepared in all material respects in accordance with the requirements of the Securities Act, the Exchange Act and the published rules and regulations of the SEC thereunder, as applicable to such SEC Reports and (ii) did not as of the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent corrected prior to the date hereof by a subsequently filed SEC Report. No subsidiary of the Company is subject to the periodic reporting requirements of the Exchange Act. As of the date hereof, there are no material unresolved comments issued by the staff of the SEC with respect to any of the SEC Reports.

(b) Each of the consolidated financial statements (including, in each case, any notes thereto) of the Company included in the SEC Reports has been prepared in all material respects in accordance with the published rules and regulations of the SEC (including Regulation S-X) and in accordance with United States generally accepted accounting principles as in effect on the date of filing such SEC Reports applied on a consistent basis throughout the periods indicated (except as otherwise stated in such financial statements, including the related notes, or, in the case of unaudited interim financial statements, as may be permitted by the SEC under Forms 10-Q, 8-K or any successor forms under the Exchange Act) and each fairly presents, in all material respects, the consolidated financial position, results of operations and cash flows of the Company and its consolidated subsidiaries as at the respective dates thereof and for the respective periods indicated therein, except as otherwise set forth in the notes thereto (subject, in the case of unaudited statements, to the absence of footnotes and to normal and recurring year-end adjustments, none of which, individually or in the aggregate, has had or could reasonably be expected to have a Company Material Adverse Effect). Except as set forth on Section

3.07(b) of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries have any outstanding indebtedness for borrowed money.

(c) Except as disclosed in Section 3.07(c) of the Company Disclosure Schedule and the SEC Reports, since June 30, 2003, neither the Company nor any of its subsidiaries had, and since such date neither the Company nor any of its subsidiaries has incurred, any liabilities or obligations of any nature (whether accrued, absolute, contingent, determinable or otherwise), except liabilities set forth on the face of the balance sheet included in the most recent financial statements of the Company included in the SEC Reports, liabilities incurred in the ordinary course of business and consistent with past practice, liabilities incurred in connection with the Transactions and liabilities that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(d) Except as set forth in Section 3.07(d) of the Company Disclosure Schedule, none of the Company or any of its subsidiaries is indebted to any director or officer of the Company or any of its subsidiaries (except for amounts due as normal salaries and bonuses or in reimbursement of ordinary business expenses and directors’ fees) and no such person is indebted to the Company or any of its subsidiaries, and there have been no other transactions of the type required to be disclosed pursuant to Items 402 or 404 of Regulation S-K promulgated by the SEC.

(e) The Company has heretofore furnished or made available to Merger Sub a complete and correct copy of any amendments or modifications which have not yet been filed with the SEC to SEC Reports which previously have been filed by the Company with the SEC pursuant to the Securities Act and the rules and regulations promulgated thereunder or the Exchange Act and the rules and regulations promulgated thereunder.

3.08 Compliance with Applicable Laws. To the knowledge of the Company, except as set forth on Section 3.08 of the Company Disclosure Schedule, (i) neither the Company nor any of its subsidiaries is in violation of any Order (as defined in Section 6.01(b)) of any Governmental Authority or any Law of any Governmental Authority applicable to the Company or any subsidiary of the Company or any of their respective properties or assets and (ii) the business operations of the Company and its subsidiaries have been conducted in compliance with all Laws of each Governmental Authority, except in each case for possible violations which would not, individually or in the aggregate, have a Company Material Adverse Effect.

3.09 Absence of Certain Changes or Events. Except as set forth in Section 3.09 of the Company Disclosure Schedule, the SEC Reports or as contemplated by this Agreement, since June 30, 2003, the Company and its subsidiaries have conducted their businesses only in the ordinary course of business and in a manner consistent with past practice and there has not been:

(a) any material change in any method of accounting or accounting practice by the Company or any of its subsidiaries, except for any such change required by reason of a concurrent change in United States generally accepted accounting principles;

(b) any declaration, setting aside or payment of any dividend (whether in cash, stock or property) or other distribution in respect of the Company’s capital stock or any redemption, purchase or other acquisition of any of the Company’s securities;

(c) any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock;

(d) any amendment of any material term of any outstanding security of the Company or any of its subsidiaries;

(e) any issuance by the Company or any of its subsidiaries of any notes, bonds or other debt securities or any capital stock or other equity securities or any securities convertible, exchangeable or exercisable into any capital stock or other equity securities, except for (i) the granting of Options and (ii) the issuance of any Common Shares pursuant to the exercise of any Options;

(f) any other effect, event or change that has had or is reasonably likely to have a Company Material Adverse Effect;

(g) any material increase in the benefits under, or the establishment, material amendment or termination of, any Benefit Plan (as defined in Section 3.13(b)) covering current or former employees, officers or directors of the Company or any of its subsidiaries, or any material increase in the compensation payable or to become payable to or any other material change in the employment terms for any directors or officers of the Company or any of its subsidiaries or any other employee earning noncontingent cash compensation in excess of $100,000 per year;

(h) any entry by the Company or any of its subsidiaries into any employment, consulting, severance, termination or indemnification agreement with any director or officer of the Company or any of its subsidiaries or entry into any such agreement with any person for a noncontingent cash amount in excess of $100,000 per year or outside the ordinary course of business; or

(i) any authorization of, or agreement by the Company or any of its subsidiaries to take, any of the actions described in this Section 3.09, except as expressly contemplated by this Agreement.

3.10 Reserved.

3.11 Litigation. As of the date hereof, there is no suit, claim, action, proceeding or investigation pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries, at law or in equity, that, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect. Except as set forth in Section 3.11 of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries is subject to any outstanding order, writ, injunction or decree that, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect.

3.12 Information in Proxy Statement.

(a) Each document required to be filed by the Company with the SEC in connection with the Transactions (the “Company Disclosure Documents”), including, without limitation, the proxy or information statement of the Company containing information required by Regulation 14A under the Exchange Act, and, if applicable, Rule 13e-3 and Schedule 13E-3 under the Exchange Act (together with all amendments and supplements thereto, the “Proxy Statement”), to be filed with the SEC in connection with the Merger, will, when filed, comply as to form in all material respects with the applicable requirements of the Exchange Act. The representations and warranties contained in this Section 3.12(a) will not apply to statements or omissions included in the Company Disclosure Documents based upon information furnished to the Company in writing by Merger Sub or Melita or any of their representatives specifically for use therein.

(b) At the time the Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of the Company and at the time such stockholders vote on adoption of this Agreement, the Proxy Statement, as supplemented or amended, if applicable, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. At the time of the filing of any Company Disclosure Document other than the Proxy Statement and at the time of any distribution thereof, such Company Disclosure Document will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 3.12(b) will not apply to statements or omissions included in the Company Disclosure Documents based upon information furnished to the Company in writing by Merger Sub or Melita or any of their representatives specifically for use therein.

3.13 Benefit Plans.

(a) Except as disclosed in Section 3.13(a) of the Company Disclosure Schedule or as otherwise contemplated by this Agreement, there exist no employment, consulting, severance or termination agreements, arrangements or understandings between the Company or any of its subsidiaries and any individual current or former employee, officer or director of the Company or any of its subsidiaries with respect to which the annual cash, noncontingent payments thereunder exceed $100,000 or where the contingent and noncontingent annual compensation is reasonably likely to exceed $150,000.

(b) Section 3.13(b) of the Company Disclosure Schedule contains a complete list of all (i) “employee pension benefit plans” (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) (collectively, the “Pension Plans”), including any such Pension Plans that are “multiemployer plans” (as such term is defined in Section 4001(a)(3) of ERISA) (collectively, the “Multiemployer Pension Plans”), (ii) “employee welfare benefit plans” (as defined in Section 3(1) of ERISA) and (iii) other bonus, deferred compensation, severance pay, pension, profit-sharing, retirement, insurance, stock purchase, stock option, or other fringe benefit plan, arrangement or practice maintained, or contributed to, by the Company or any of its subsidiaries for the benefit of any current or former employees, officers or directors of the Company or any of its subsidiaries or with respect to which the Company has any liability (collectively, the “Benefit Plans”). The Company has delivered or made available to Merger Sub correct and complete copies of (i) each Benefit Plan, (ii) the three most recent annual reports on Form 5500 filed with the Internal Revenue Service with respect to each Benefit Plan, (iii) the most recent summary plan description for each Benefit Plan for which such summary plan description is required and (iv) each trust agreement and group annuity contract relating to any Benefit Plan.

(c) Except as disclosed in Section 3.13(c) of the Company Disclosure Schedule, all Pension Plans intended to be qualified plans may either rely on opinion letters issued for the form of plan or have been the subject of favorable determination letters from the Internal Revenue Service to the effect that such Pension Plans are qualified and exempt from Federal income taxes under Section 401(a) and 501(a), respectively, of the Code (taking into account the laws commonly referred to as “GUST”), and no such determination letter has been revoked. To the knowledge of the Company, there is no reasonable basis for the revocation of any such determination letter.

(d) None of the Benefit Plans is, and none of the Company or any of its subsidiaries has ever maintained or had an obligation to contribute to (i) a “single employer plan” (as such term is defined in Section 4001(a)(15) of ERISA) subject to Section 412 of the Code or Title IV of ERISA, (ii) a “multiple employer plan” (as such term is defined in ERISA) or (iii) a funded welfare benefit plan (as such term is defined in Section 419 of the Code). There are no unpaid contributions, premiums or other payments due prior to the date hereof with respect to any Benefit Plan that are required to have been made under the terms of such Benefit Plan, any related insurance contract or any applicable law. None of the Company or any of its subsidiaries has incurred any liability or taken any action, and the Company does not have any knowledge of, any action or event that could reasonably be expected to cause any one of them to incur any liability (i) under Section 412 of the Code or Title IV of ERISA with respect to any “single-employer plan” (as such term is defined in Section 4001(a)(15) of ERISA), (ii) on account of a partial or complete withdrawal (as such term is defined in Sections 4203 and 4205 of ERISA, respectively) with respect to any Multiemployer Pension Plan, or (iii) on account of unpaid contributions to any Multiemployer Pension Plan. Neither the Company nor any of its subsidiaries has any unfunded liabilities with respect to any deferred compensation, retirement or other Benefit Plan.

(e) None of the Company nor any of its subsidiaries has engaged in a “prohibited transaction” (as such term is defined in Section 406 of ERISA and Section 4975 of the Code) or any other breach of fiduciary responsibility with respect to any Benefit Plan subject to ERISA that reasonably could be expected to subject the Company or any of its subsidiaries to (i) any material tax or penalty on prohibited transactions imposed by Section 4975 or (ii) any liability under Section 502(i) or Section 502(l) of ERISA. As of the date of this Agreement, except as disclosed in the Company Disclosure Schedule, with respect to any Benefit Plan: (i) no filing, application or other matter is pending with the Internal Revenue Service, the Pension Benefit Guaranty Corporation, the United States Department of Labor or any other governmental body and (ii) there is no action, suit or claim pending, other than routine claims for benefits.

(f) Except as disclosed in Section 3.13(f) of the Company Disclosure Schedule, none of the Company or any of its subsidiaries has any obligation to provide any health benefits or other non-pension benefits to retired or other former employees, except as specifically required by Part 6 of Title I of ERISA (“COBRA”).

3.14 Taxes

(a) Except as set forth in Section 3.14(a) of the Company Disclosure Schedule: (i) the Company and each of its subsidiaries has timely filed all material Tax Returns required to be filed by it, and each such Tax Return has been prepared in substantial compliance with all applicable laws and regulations and is true and correct in all material respects; (ii) the Company and each of its subsidiaries has paid (or the Company has paid on behalf of its subsidiaries) all material Taxes (as hereinafter defined) required to be paid in respect of the periods covered by such returns and has made adequate provision in the Company’s financial statements for payment of all material Taxes that have not been paid, whether or not shown as due and payable on any Tax Return, in respect of all taxable periods or portions thereof ending on or before the date hereof; and (iii) neither the Company nor any of its subsidiaries has incurred any material liability for Taxes subsequent to the date of the most recent financial statements contained in the SEC Reports other than in the ordinary course of the Company’s or such subsidiary’s business.

(b) Except as set forth in Section 3.14(b) of the Company Disclosure Schedule: (i) to the knowledge of the Company, no material Tax Return of the Company or any of its subsidiaries is under audit or examination by any taxing authority, and no written notice of such an audit or examination or any other audit or examination with respect to material Taxes has been received by the Company or any of its subsidiaries; (ii) each material deficiency resulting from any audit or examination relating to Taxes by any taxing authority has been paid, except for deficiencies currently being contested in good faith and for which adequate reserves, as applicable, have been established in the Company’s financial statements in accordance with United States generally accepted accounting principles; (iii) there are no material Liens for Taxes upon the assets of the Company or any of its subsidiaries, except Liens relating to current Taxes not yet due and payable or otherwise being contested in good faith; (iv) all material Taxes which the

Company or any of its subsidiaries are required by law to withhold or to collect for payment have been duly withheld and collected; (v) none of the Company or any of its subsidiaries has consented to extend the time in which any Tax may be assessed or collected by any taxing authority; and (vi) to the knowledge of the Company, no written claim has been made by any taxing authority in a jurisdiction where the Company and its subsidiaries do not file Tax Returns that the Company or any of its subsidiaries is or may be subject to taxation in that jurisdiction, other than such claims which would not reasonably be expected to have a Company Material Adverse Effect.

(c) Except as set forth in Section 3.14(c) of the Company Disclosure Schedule, to the Company’s knowledge, there is no Contract or other arrangement, plan or agreement by or with the Company or any of its subsidiaries covering any person that, individually or collectively, could give rise to the payment of any amount by the Company or any of its subsidiaries that would not be deductible by the Company or such subsidiary by reason of Sections 280G or 162(m) of the Code (or any corresponding provision of state, local or foreign law).

(d) Except as set forth in Section 3.14(d) of the Company Disclosure Schedule, each of the Company and its subsidiaries has made available to Merger Sub and Melita true, correct and complete copies of all federal and state income Tax Returns, and all examination reports and statements of deficiencies assessed against or agreed to by any of the Company or any of its subsidiaries that have been filed by or submitted to any of the Company or any of its subsidiaries for all taxable years not barred by the statute of limitations.

(e) Except as set forth in Section 3.14(e) of the Company Disclosure Schedule, none of the Company or any of its subsidiaries (i) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company), (ii) is a party to or bound by any Tax allocation or Tax sharing agreement with any persons or entity other than the Company and its subsidiaries, or (iii) has any liability for the Taxes of any Person (other than any of the Company or any of its subsidiaries) under Treas. Reg. § 1.1502-6.

(f) Except as set forth in Section 3.14(f) of the Company Disclosure Schedule, none of the Company or any of its subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date under Code Section 481(c) (or any corresponding or similar provision of state, local or foreign income Tax Law); or (ii) installment sale made prior to the Closing Date.

(g) None of the Company or any of its subsidiaries has been a U.S. real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section (897)(c)(1)(A)(ii) of the Code.

(h) As used in this Section 3.14, the terms (i) “Tax” (and, with correlative meaning, “Taxes”) means: (A) any federal, state, local or foreign net income, gross income, gross receipts, windfall profit, severance, property, production, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or add-on minimum, ad valorem, value added, transfer, stamp or environmental tax, or any other tax of any kind whatsoever, together with any interest or penalty or addition to tax imposed by any Governmental Authority and (B) any liability of the Company or any of its subsidiaries for payments of a type described in clause (A) as a result of (I) any obligation of the Company or any of its subsidiaries under any tax sharing agreement or tax indemnity agreement or (II) the Company or any of its subsidiaries being a member of an affiliated group (other than one of which the Company is the parent); and (ii) “Tax Return” means any report, return or other information or document required to be supplied to or filed with a taxing authority in connection with Taxes.

3.15 Intellectual Property

(a) Except as set forth in Section 3.15(a) of the Company Disclosure Schedule, to the Company’s knowledge, the Company and each of its subsidiaries own and possess, free and clear of any Liens, or have a valid and enforceable license to use, all material Intellectual Property (as defined below) necessary for the operation of their respective businesses as currently conducted. As used in this Agreement, the term “Intellectual Property” means: (i) registered and unregistered trademarks, service marks, trade names, corporate domain names, logos and trade dress (including the good will associated with each); (ii) patents, patent applications and invention disclosures and related know how; (iii) registered and unregistered copyrights, and mask works; and (iv) trade secrets. Without limiting the generality of the foregoing and for the purpose of clarity, “Intellectual Property” includes intellectual property identified in clauses (i) through (iv) of the preceding sentence which may be embodied in: computer software (including source code, object code, data, databases and related documentation); inventions (whether patentable or unpatentable and whether or not reduced to practice); improvements thereto; methods; devices; technology; proprietary information; specifications; flowcharts; blueprints; schematics; protocols; programmer notes; customer and supplier lists; pricing and cost information; business and marketing plans; and proposals.

(b) Section 3.15(b) of the Company Disclosure Schedule sets forth a complete list of all: (i) patented and registered Intellectual Property, and pending patent applications or applications for registration of Intellectual Property, owned or filed by the Company or any of its subsidiaries where such patent or registration has not expired or been abandoned within six (6) years prior to the Closing Date; (ii) all trade names, domain names and material unregistered trademarks, material service marks and material copyrights owned or used by the Company or any of its subsidiaries; (iii) all material computer software developed and currently distributed by the Company or any of its subsidiaries (“Company Software”); and (iv) all material agreements, in effect as of the date hereof, pursuant to which the Company or any of its subsidiaries has obtained or granted the right to use any Intellectual Property (other than licenses of Company Software or generally available software or related materials acquired or licensed for a license fee of less than $300,000 per order) (the items listed in this clause (iv) being collectively referred to herein as “License Agreements”). Except as noted in Section 3.15(b) of the Company Disclosure Schedule, the Company and its subsidiaries own and possess all right, title and interest in and to the items listed in clauses (i) through (iii) of the preceding sentence, except for any portion of any material computer software currently distributed by Company or its subsidiaries in clause (iii) that is owned by third parties, for which, to the Company’s knowledge, the Company or its subsidiaries have valid and enforceable licenses to distribute.

(c) Except as set forth in Section 3.15(c) of the Company Disclosure Schedule, to the Company’s knowledge, neither the Company nor any of its subsidiaries, nor the operation of the Company’s and its subsidiaries’ businesses as currently conducted, has infringed, misappropriated, has been alleged to infringe or misappropriate, or is reasonably likely to infringe or misappropriate the Intellectual Property rights of others, and neither the Company nor any of its subsidiaries has received any notice demanding or offering to license or alleging infringement or misappropriation with asserted Intellectual Property rights of others, and no such item disclosed in Section 3.15(c) of the Company Disclosure Schedule has had, or is reasonably likely to have, a Company Material Adverse Effect. To the knowledge of the Company, no claim by any third party contesting the validity, enforceability, use or ownership of any of the Intellectual Property owned or used by the Company or any of its subsidiaries is currently outstanding or is threatened. To the knowledge of the Company, the Intellectual Property owned by the Company or any of its subsidiaries has not been infringed or misappropriated by other Persons, except for any such infringement or misappropriation which, individually or in the aggregate, would not be reasonably be expected to have a Company Material Adverse Effect. To the knowledge of the Company, all material Intellectual Property owned or used by the Company or any of its subsidiaries as of the date hereof will be owned or available for use by the Company or such subsidiary on substantially the same terms and conditions immediately subsequent to the Closing, except for such changes which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. The Company and each of its subsidiaries has taken all reasonable actions to maintain and protect its material Intellectual Property except for those actions, which the failure to take, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

(d) To the knowledge of the Company, neither the Company nor any of its subsidiaries have done anything to compromise the secrecy, confidentiality, validity, enforceability, ownership or value of any of the material Intellectual Property required to conduct their respective businesses, except for those actions, which individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. Each current employee of the Company and its subsidiaries who either contributes to, develops or otherwise has material access to the Intellectual Property of the Company or its subsidiaries (including, without limitation, the Company Software), or develops or is actively involved in the development of the Company Software, trade secrets or databases, has executed a nondisclosure and assignment of inventions agreement with the Company or such subsidiary. To the knowledge of the Company, each consultant who either has contributed to, developed or otherwise has material access to Intellectual Property of the Company or its subsidiaries (including, without limitation, the Company Software), or performs work that reasonably requires assignment of inventions to the Company or its subsidiaries, has executed a confidentiality and assignment agreement restricting the disclosure of the Company’s or its subsidiaries’ Intellectual Property and assigning to the Company or its subsidiaries all inventions made by such consultant in the course of providing services to the Company or any of its subsidiaries. To the knowledge of the Company, no employees, officers or consultants of the Company or any of its subsidiaries, past or present, is in violation of any such agreement. To the knowledge of the Company, no prior or current employee, officer or consultant of the Company or any of its subsidiaries has asserted any ownership interest in any Intellectual Property used by the Company or its subsidiaries in the operation of their respective businesses.

(e) The sale or licensing of the Company Software in the ordinary course of business is not governed, in whole or in part, by the terms of the GNU General Public License or any other license requiring the Company to disclose source code which it normally holds in confidence. Except as set forth in Section 3.15(e) of the Company Disclosure Schedule, and for source code escrow provisions and agreements which the Company or its subsidiaries may have undertaken in the ordinary course of business, only the object code relating to any Company Software has been disclosed to any Person and no Person has asserted any right to access any source code for any Company Software. Except as set forth in Section 3.15(e) of the Company Disclosure Schedule, no Person has asserted any right to access any source code for any Company Software pursuant to any release provision of any source code escrow provisions or agreements. The Company has obtained representations, warranties and indemnities from the transferring party relating to title to any Company Software which the Company has acquired in connection with any prior acquisitions. To the knowledge of the Company, there are no material defects in the Company Software that would prevent the unmodified Company Software from performing substantially in accordance with its published user specifications. To the knowledge of the Company, there are no viruses, worms, Trojan horses or similar programs in the Company Software. The Company is in possession of the source code and object code for all Company Software and copies of all other material related thereto, including without limitation, installation and user documentation, engineering specifications, flow charts, and know-how reasonably necessary for the use, maintenance, enhancement, development and other exploitation of the Company Software as currently used in, or currently under development for, the business, except for those materials where the Company’s failure to possess such materials would not reasonably be expected to have a Company Material Adverse Effect.

3.16 Licenses and Permits. The Company and its subsidiaries are in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority (“Permits”) necessary for the Company and its subsidiaries to carry on its business as it is now being conducted (the “Company Permits”), except where the failure to have any of the Company Permits, individually or in the aggregate, would not have a Company Material Adverse Effect. As of the date hereof, all of the Company Permits are in full force and effect and, to the knowledge of the Company, no violation, suspension or cancellation of any of the Company Permits is pending or threatened, except where not being in full force and effect or the violation, suspension or cancellation of such Company Permits, individually or in the aggregate, would not have a Company Material Adverse Effect. Except as disclosed in Section 3.16 of the Company Disclosure Schedule and except where the failure of the following to be true would not reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect, none of the Company Permits will be terminated or impaired or become terminable, in whole or in part, as a result of the Transactions.

3.17 Material Contracts.

(a) Section 3.17(a) of the Company Disclosure Schedule sets forth a list (as of the date of this Agreement) of (i) each maintenance Contract and each other Contract and agreement which is likely to involve payment or receipt of annual consideration of more than $300,000, in the aggregate, over the remaining term of such Contract, (ii) all Contracts or indentures relating to borrowed money or other indebtedness or the mortgaging, pledging or otherwise placing a Lien on any material asset or material group of assets of the Company or any of its subsidiaries, including the amount of funded indebtedness for borrowed money outstanding as of the date hereof under any such Contract or indenture, (iii) all joint venture or other similar agreements to which the Company or any of its subsidiaries is a party, (iv) all lease agreements to which the Company or any of its subsidiaries is a party with annual lease payments in excess of $300,000, (v) Contracts or groups of related Contracts with the same party or group of parties requiring the payment or receipt of $300,000 or more per year which are not cancelable by the Company on 30 days’ or less notice without premium or penalty or other cost of any kind or nature, and (vi) Contracts containing non-compete covenants by the Company or any of its subsidiaries (the items listed in clauses (i) through (vi) hereof, collectively, the “Material Contracts”). The Company has made available to Merger Sub a correct and complete copy of each Material Contract listed in Section 3.17(a) of the Company Disclosure Statement.

(b) Except as disclosed in Section 3.17(b) of the Company Disclosure Schedule, (i) to the Company’s knowledge, neither the Company, any of its subsidiaries or any other party is in default under any Material Contract or License Agreement (as defined in Section 3.15(b)) to which it is a party and (ii) to the Company’s knowledge, there has not occurred any event that, with the lapse of time or giving of notice or both, would constitute such a default, except in either case, any such default which has not had, and could not reasonably be expected to have, a Company Material Adverse Effect. All Contracts to which the Company or any of its subsidiaries is a party, or by which any of their respective assets are bound, are valid and binding, in full force and effect and enforceable against the Company or any such subsidiary, as the case may be, and to the Company’s knowledge, the other parties thereto in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights generally and to the general principles of equity, and except with respect to any such failure to be valid and binding, in full force and effect or enforceable which could not reasonably be expected to have a Company Material Adverse Effect.

3.18 Environmental Laws. Except as disclosed in Section 3.18 of the Company Disclosure Schedule and except to the extent it would not reasonably be expected to result in a Company Material Adverse Effect:

(a) The Company and its subsidiaries have complied and are in compliance with all Environmental Laws, including without limitation all environmental permits required for the occupation of the Company’s or its subsidiaries’ properties or facilities.

(b) Neither the Company nor any of its subsidiaries has received any notice, report or other information regarding any violation of, or liability under, Environmental Laws with respect to its past or current operations, properties or facilities.

(c) Neither the Company nor any of its subsidiaries, nor any predecessor or affiliate of the Company or its subsidiaries has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or released any substance, or owned or operated its business or any property or facility (and no such property or facility is contaminated by any such substance) in a manner that has given or would give rise to any liabilities or investigative, corrective or remedial obligations pursuant to CERCLA or any other Environmental Laws.

(d) The Company has furnished to Merger Sub and Melita all environmental audits, reports and other material environmental documents relating to the Company or any of its subsidiaries or its or their past or current operations, properties or facilities which are in its or their possession or under its or their reasonable control.

“Environmental Laws” shall mean all federal, state, local and foreign (including without limitation United Kingdom and European Union) statutes, regulations, ordinances and other requirements having the force or effect of law, all judicial and administrative orders and determinations, and all common law concerning public health and safety, worker health and safety, and pollution or protection of the environment, as the foregoing are enacted or in effect, on or prior to the Closing Date.

3.19 Opinion of Financial Advisor. The Special Committee has received the written opinion of SG Cowen Securities Corporation (the “Financial Advisor”) to the effect that, as of the date hereof and subject to the qualifications and limitations stated therein, the Merger Consideration to be received by the holders of Common Shares, other than the holders of the Rollover Shares, pursuant to the Merger is fair to such holders from a financial point of view. The Company has made available a copy of such opinion to Melita.

3.20 Brokers. Except for the engagement of the Financial Advisor, none of the Company, any of its subsidiaries, or, to the knowledge of the Company, any of their respective officers, directors or employees, has employed any broker, finder or investment banker or incurred any liability for any brokerage fees, commissions or finder’s fees in connection with the Transactions. Prior to the execution hereof, the Company has made available to Melita a complete and correct copy of all agreements between the Company and any broker, finder or investment banker pursuant to which any such Person would be entitled to any payment relating the Transactions.

3.21 Special Committee and Company Board Recommendations. The Special Committee has (i) declared the advisability of this Agreement and the Merger and (ii) recommended that the Company Board approve this Agreement and the Merger. Based upon the recommendation of the Special Committee, the Company Board, at a meeting duly called and held, has (i) declared the advisability of this Agreement and the Merger and approved this Agreement and the Merger and (ii) subject to the provisions of Section 5.02 hereof, resolved to recommend that the stockholders of the Company approve and adopt this Agreement and the Merger.

3.22 Required Stockholder Vote. The adoption of this Agreement at the Stockholders Meeting (as defined in Section 5.02) by the holders of a majority of the issued and outstanding Common Shares entitled to vote at the Stockholders Meeting (the “Stockholder Approval”) is the only vote of the holders of any class or series of the Company’s securities necessary to adopt and approve this Agreement, the Merger and the other Transactions.

3.23 Related Party Transactions. Except as set forth in Section 3.23 of the Company Disclosure Schedule or otherwise disclosed in the SEC Reports, to the Company’s knowledge, no director, executive officer or “associate” (as such terms are defined in Rule 12b-2 under the Exchange Act) of the Company or any of its subsidiaries owns any direct or indirect interest of any kind in, or is a director, officer, employee, partner, affiliate or associate of, or consultant or lender to, or borrower from, or has the right to participate in the management, operations or profits of, any person or entity which is (i) a competitor, supplier, customer, distributor, lessor, tenant, creditor or debtor of the Company or any of its subsidiaries, (ii) participating in any material transaction to which the Company or any of its subsidiaries is a party or (iii) otherwise a party to any Material Contract, arrangement or understanding with the Company or any of its subsidiaries, other than with respect to at-will employment arrangements, written employment arrangements or Benefit Plans, all as described in the Company Disclosure Schedule.

3.24 Properties and Assets. The Company and its subsidiaries have good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of their material tangible properties and assets, real and personal, used or held for use in their businesses located on their premises or shown on the consolidated balance sheet of the Company and its subsidiaries as of December 31, 2002 or acquired thereafter, except for such as are no longer used or useful in the conduct of their businesses or as have been disposed of in the ordinary course of business and except for defects in title, easements, restrictive covenants and similar encumbrances that individually or in the aggregate could not reasonably be expected to have a Company Material Adverse Effect, free and clear of any Liens, except (i) as set forth in Section 3.24 of the Company Disclosure Schedule, (ii) Liens for taxes not yet due and payable or which are otherwise being contested in good faith for which adequate reserves, as applicable, have been established in the Company’s financial statements in accordance with United States generally accepted accounting principles, (iii) Liens which do not, individually or in the aggregate, materially interfere with or materially impair the conduct of the business of the Company or any of its subsidiaries and (iv) Liens which would not reasonably be expected to result in a Company Material Adverse Effect. Neither the Company nor any of its subsidiaries owns any real property, except as set forth in Section 3.24 of the Company Disclosure Schedule. The real property listed in Section 3.24 of the Company Disclosure Schedule constitutes all of the real property owned, used or occupied by the Company or any of its subsidiaries as of the date hereof. The Company’s and each of its subsidiaries’ buildings, equipment and other tangible assets are in good operating condition (normal wear and tear excepted). All material leases pursuant to which the Company or any of its subsidiaries are a party are in good standing, valid and effective in accordance with their respective terms, and there is not under any of such leases, to the Company’s knowledge, any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default), except where the lack of such good standing, validity and effectiveness or the existence of such default or event of default would not reasonably be expected to have a Company Material Adverse Effect.

3.25 Labor Matters. Except as set forth in Section 3.25 of the Company Disclosure Schedule, (a) there is no labor strike, dispute, slowdown, stoppage or lockout actually pending, or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries, and during the past three years there has not been any such action, (b) to the knowledge of the Company, no union claims to represent the employees of the Company or any of its subsidiaries, (c) neither the Company nor any of its subsidiaries is a party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of the Company or any of its subsidiaries, (d) none of the employees of the Company or any of its subsidiaries is represented by any labor organization and the Company does not have any knowledge of any current union organizing activities among the employees of the Company or any of its subsidiaries, nor does any question concerning representation exist concerning such employees, (e) to the knowledge of the Company, the Company and its subsidiaries are, and have at all times been, in material compliance with all applicable Laws respecting employment and employment practices, terms and conditions of employment, wages, hours of work and occupational safety and health, and are not engaged in any unfair labor practices as defined in the National Labor Relations Act or other applicable Law, (f) to the knowledge of the Company, there is no unfair labor practice charge or complaint against the Company or any of its subsidiaries pending or threatened before the National Labor Relations Board or any similar state or foreign agency, (g) there is no grievance arising out of any collective bargaining agreement, (h) to the knowledge of the Company, no charges with respect to or relating to the Company or any of its subsidiaries are pending before the Equal Employment Opportunity Commission or any other agency responsible for the prevention of unlawful employment practices, (i) neither the Company nor any of its subsidiaries has received notice of the intent of any federal, state, local or foreign agency responsible for the enforcement of labor or employment laws to conduct an investigation with respect to or relating to the Company or any of its subsidiaries and no such investigation is in progress and (j) to the knowledge of the Company, there are no material complaints, lawsuits or other proceedings pending or to the knowledge of the Company threatened in any forum by or on behalf of any present or former employee of the Company or any of its subsidiaries alleging breach of any express or implied contract of employment, any law or regulation governing employment or the termination thereof or other discriminatory, wrongful or tortious conduct in connection with the employment relationship. To the knowledge of the Company, as of the date hereof, no executive officer or other key employee of the Company or any of its subsidiaries is subject to any noncompete, nonsolicitation, employment, consulting or similar agreement relating to, affecting or in conflict with the present or proposed business activities of the Company and its subsidiaries, except agreements between the Company or any subsidiary of the Company and its present and former officers and employees.

3.26 Insurance. Set forth in Section 3.26 of the Company Disclosure Schedule is a list of all insurance policies maintained by the Company and each of its subsidiaries and a description of the type of insurance covered by such policies, the dollar limit of the policies and the annual premiums for such policies. All premiums due and payable under all such policies and bonds have been paid and the Company and its subsidiaries are otherwise in compliance in all material respects with the terms of such policies and bonds. As of the date hereof, neither the Company nor any of its subsidiaries maintains any material self-insurance or co-insurance programs. As of the date hereof, neither the Company nor any of its subsidiaries has any disputed claim or claims aggregating $250,000 or more with any insurance provider relating to any claim for insurance coverage under any policy or insurance maintained by the Company or any of its subsidiaries.

3.27 Reserved.

3.28 Company Expenses. Section 3.28 of the Company Disclosure Schedule sets forth, as of the Effective Time, the amount of Expenses (as defined in Section 8.01(a)) incurred or which may be incurred by the Company in connection with the Transactions including, but not limited to, those incurred or which may be incurred by the Financial Advisor and counsel to the Company (including Expenses incurred in connection with any litigation with respect to, arising from or related to the Transactions) and the cost of the tail insurance policy referred to in Section 5.07(d).

3.29 State Takeover Statutes. To the Company’s knowledge, and as currently contemplated by the Agreement, the Board of Directors of the Company has taken all actions so that no “fair price”, “moratorium”, “control share acquisition” or other similar antitakeover statute or regulation enacted under state or federal laws in the United States (including Section 203 of the DGCL) applicable to the Company shall be applicable to the Merger or the other Transactions.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF MERGER SUB AND MELITA

Except as set forth in the disclosure schedule delivered by Merger Sub and Melita to the Company prior to the execution of this Agreement (the “Purchaser Disclosure Schedule”) (it being agreed that any disclosure set forth on any particular schedule of the Purchaser Disclosure Schedule shall be deemed disclosed in another schedule of the Purchase Disclosure Schedule if disclosure with respect to the particular schedule is sufficient to make reasonably clear the relevance of the disclosure to such other schedule), each of Merger Sub and Melita jointly and severally represent and warrant to the Company that:

4.01 Organization and Qualification. Each of Merger Sub and Melita is a corporation duly organized, validly existing and in good standing (to the extent such concept is relevant in such jurisdiction) under the laws of its jurisdiction of formation and has the requisite power and authority to carry on its business as now being conducted, except where the failure to be in good standing would not, individually or in the aggregate, have a Purchaser Material Adverse Effect (as defined below). Each of Merger Sub and Melita is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the nature of its business makes such qualification or licensing necessary, except where the failure to be so qualified or licensed and in good standing would not, individually or in the aggregate, have a Purchaser Material Adverse Effect. As used in this Agreement, the term “Purchaser Material Adverse Effect” means any effect, event or change that prevents or materially delays, or is reasonably likely to prevent or materially delay, the ability of Melita, Merger Sub and Melita Inc. to perform in all material respects their obligations under this Agreement or to consummate the Transactions in accordance with the terms hereof.

4.02 Charter Documents and Bylaws. Melita has heretofore made available to the Company a complete and correct copy of the amended and restated articles of association of Melita in full force and effect as of the date hereof. Melita is not in violation of any of the provisions of its amended and restated articles of association. Melita has heretofore made available to the Company a complete and correct copy of the certificate of incorporation and the bylaws (or equivalent organizational documents) of each subsidiary of Melita in full force and effect as of the date hereof. No subsidiary of Melita is in violation of any of the provisions of its certificate of incorporation or bylaws (or equivalent organizational documents).

4.03 Authority Relative to this Agreement. Each of Merger Sub and Melita has the requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement and the consummation of the Merger and the other Transactions have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of Merger Sub or Melita are necessary to authorize their execution and delivery of this Agreement or to consummate the Transactions (other than the filing and recordation of appropriate merger documents as required by the DGCL). This Agreement has been duly and validly executed and delivered by each of Merger Sub and Melita, and (assuming this Agreement constitutes a valid and binding obligation of the Company) constitutes the valid and binding obligations of each of Merger Sub and Melita, enforceable against them in accordance with its respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights generally and to general principles of equity.

4.04 Purchaser Subsidiaries. Section 4.04 of the Purchaser Disclosure Schedule contains a correct and complete list of each subsidiary of Melita and the jurisdiction in which each such subsidiary is incorporated or organized. Section 4.04 of the Purchaser Disclosure Schedule sets forth for each subsidiary of Melita the holder or holders of its capital stock, each of which is either Melita or one of its subsidiaries. Except for the capital stock of its subsidiaries, Melita does not own, directly or indirectly, any capital stock or other ownership interest in any Person. No subsidiary of Melita owns, directly or indirectly, any capital stock or other ownership interest in any Person, except for the capital stock and/or other ownership interest in another wholly-owned subsidiary of Melita.

4.05 No Violation; Required Filings and Consents.

(a) The execution and delivery by each of Merger Sub and Melita of this Agreement does not, and the performance of this Agreement and the consummation by each of Merger Sub and Melita of the Transactions will not, (i) violate any provision of Melita’s amended and restated articles of association or violate any provision of the certificate of incorporation or bylaws (or equivalent organizational documents) of any subsidiary of Melita (including Merger Sub), (ii) to the knowledge of Merger Sub and Melita, assuming that all consents, approvals, authorizations and other actions described in Section 4.05(b) have been obtained and all filings and obligations described in Section 4.05(b) have been made or complied with, violate any Law applicable to Melita or any of its subsidiaries or by which any asset of Melita or any of its subsidiaries is bound or affected, (iii) to the knowledge of Merger Sub and Melita, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or require any payment under, or give rise to a loss of any benefit to which Melita or any subsidiary of Melita is entitled under any provision of any Contract applicable to any of them or their respective properties or assets or (iv) to the knowledge of Merger Sub and Melita, result in the creation or imposition of a Lien on any asset of Melita or any of its subsidiaries, except in the case of clauses (ii), (iii) and (iv) of this Section 4.05(a), to the extent that any such conflict, violation, breach, default, right, loss or Lien would not, individually or in the aggregate, have a Purchaser Material Adverse Effect.

(b) The execution and delivery by each of Merger Sub and Melita of this Agreement does not, and the performance of this Agreement and the consummation by each of Merger Sub and Melita of the Transactions will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) for applicable requirements, if any, of the Exchange Act, the Securities Act, Nasdaq, the HSR Act and the rules and regulations thereunder, any required consent, approval, authorization, permit, filing or notification pursuant to applicable foreign merger control or competition laws and regulations and filing and recordation of appropriate documents for the Merger as required by the DGCL and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, have a Purchaser Material Adverse Effect.

4.06 Litigation. As of the date hereof, there is no suit, claim, action, proceeding or investigation pending or, to Melita’s knowledge, threatened against Melita or any of its subsidiaries, at law or in equity, that, individually or in the aggregate, would reasonably be expected to have a Purchaser Material Adverse Effect. Neither Melita nor any of its subsidiaries is subject to any outstanding order, writ, injunction or decree that, individually or in the aggregate, would reasonably be expected to have a Purchaser Material Adverse Effect.

4.07 Balance Sheet. The balance sheet of Melita Inc., Melita’s indirect wholly-owned subsidiary, as of August 31, 2003 previously delivered to the Financial Advisor (the “Melita Inc. Balance Sheet”) has been prepared in all material respects in accordance with United States generally accepted accounting principles as in effect as of the date of such balance sheet applied on a consistent basis (except as otherwise stated in such balance sheet) and fairly presents, in all material respects, the financial position of Melita Inc. as at August 31, 2003 (subject to the absence of footnotes and to normal and recurring year-end adjustments, none of which, individually or in the aggregate, has had or could reasonably be expected to have a Purchaser Material Adverse Effect). Since August 31, 2003, Melita Inc. has not had, and since such date Melita Inc. has not incurred, any liabilities or obligations of any nature (whether accrued, absolute, contingent, determinable or otherwise), except liabilities set forth on the face of the Melita Inc. Balance Sheet, liabilities incurred in the ordinary course of business and consistent with past practice, liabilities incurred in connection with the Transactions and liabilities that have not had and would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.

4.08 Financial Arrangements. Melita has previously delivered to the Company copies of the equity commitment letters pursuant to which Melita shall obtain the funds necessary, together with the funds to be made available by the Company pursuant to Section 2.03(a), to pay the aggregate Merger Consideration, Cash Pay Option Consideration and the Purchase Plan Cash Option Consideration payable as of the Effective Time, together with all of Melita’s fees and expenses incurred in connection with the Transactions. For the avoidance of doubt, it shall not be a condition to Closing for Melita to obtain such funds, and the Company shall be entitled to pursue any and all remedies available at law or in equity if Melita breaches this Agreement on account of Melita’s failure to obtain such funds on or before the Closing Date.

4.09 Brokers. Except as set forth in Section 4.09 of the Purchaser Disclosure Schedule, no broker, finder, financial adviser or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by, or on behalf of, Melita or any of its subsidiaries.

4.10 Information to be Supplied. Melita and Merger Sub will deliver to the Company all information reasonably requested by the Company for inclusion in the Proxy Statement. None of the information to be supplied by Melita or Merger Sub to the Company for inclusion in the Proxy Statement to be filed by the Company with the SEC and to be sent to the stockholders of the Company in connection with the Stockholders Meeting will, at the time it is sent to the stockholders of the Company or at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

4.11 No Additional Representations; Investigation by Melita and Merger Sub. In entering into this Agreement, Melita and Merger Sub have not been induced by, or relied upon, any representations, warranties or statements by the Company not set forth herein or referred to in this Agreement, the Company Disclosure Schedule or the other documents referred to herein or required to be delivered thereby, whether or not such representations, warranties or statements have actually been made, in writing or orally, and Melita and Merger Sub acknowledge that they have made their own investigation of Company prior to the execution of this Agreement and have not been induced by or relied upon any representations, warranties or statements as to the advisability of entering into this Agreement other than the representations, warranties and statements in Article 3 above, and Melita and Merger Sub:

(a) acknowledge that, other than as set forth in this Agreement, the Company Disclosure Schedule or the other documents required to be delivered by the Company or referred to herein, none of the Company, its subsidiaries or any of their respective directors, officers, employees, affiliates, agents or representatives makes any representation or warranty, either express or implied, as to the accuracy or completeness of any of the information provided or made available to Melita or Merger Sub or their agents or representatives; and

(b) agree that if the Transactions are consummated, to the fullest extent permitted by Law (except with respect to fraud), that none of the Company, its subsidiaries or any of their respective directors, officers, employees, affiliates, agents or representatives shall have any liability or responsibility whatsoever to Melita or Merger Sub on any basis (including, without limitation, in contract, tort or otherwise) based upon any information provided or made available, or statements made, to Melita or Merger Sub.

ARTICLE 5

COVENANTS

5.01 Interim Operations. Except as otherwise contemplated by this Agreement or as set forth on the Company Disclosure Schedule or as agreed to in writing by Melita (which consent shall not be unreasonably conditioned, withheld or delayed), the Company covenants and agrees that during the period from the date of this Agreement to the Effective Time (or until termination of this Agreement in accordance with Article 7 hereof):

(a) except as otherwise described in Section 5.01(a) of the Company Disclosure Schedule, the business and operations of the Company and its subsidiaries shall be conducted only in the ordinary course of business and the Company and its subsidiaries shall use their reasonable best efforts to preserve intact their current business organizations, keep available the services of their current officers and employees and preserve their relationships with their material customers, suppliers, licensors, licensees, advertisers, distributors and other material third parties having business dealings with them and to preserve the goodwill of their respective businesses;

(b) the Company shall not (i) authorize for issuance, issue, deliver, sell or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, commitments, subscriptions, rights to purchase or otherwise), pledge or otherwise encumber any shares of its capital stock or the capital stock of any of its subsidiaries, any other securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, securities or convertible securities or any other securities or equity equivalents (including without limitation stock appreciation rights or phantom interests), except for issuances of Common Shares upon the exercise of Options outstanding on or prior to the date hereof or (ii) repurchase, redeem or otherwise acquire, or permit any of its subsidiaries to repurchase, redeem or otherwise acquire, any shares of capital stock or other equity interests of the Company or any of its subsidiaries (including, without limitation, securities exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, capital stock or other equity interests of the Company or any of its subsidiaries), except for the purchase of Common Shares pursuant to the Company’s buy-back program;

(c) the Company shall not (i) sell, transfer or pledge, or agree to sell, transfer or pledge, any equity interest owned by it in any of its material subsidiaries or alter through merger, liquidation, reorganization, restructuring or in any other fashion the corporate structure or ownership of any of its subsidiaries, except as otherwise provided on Section 5.01(c) of the Company Disclosure Schedule, (ii) amend or otherwise change its certificate of incorporation or bylaws or permit any of its subsidiaries to amend its certificate of incorporation, bylaws or equivalent organizational documents or

(iii) split, combine or reclassify any shares of its capital stock, and shall not permit any of its subsidiaries to split, combine or reclassify any shares of its capital stock;

(d) the Company shall not, and shall not permit any of its subsidiaries to, declare, set aside or pay any dividends on (whether in cash, stock or property), or make any other distributions in respect of, any of its capital stock (except for dividends paid by direct or indirect wholly owned subsidiaries to the Company with respect to capital stock);

(e) neither the Company nor any of its subsidiaries shall (i) grant or agree to any increase in any manner the compensation or fringe benefits of, or pay any bonus to, any current or former director, officer or employee except for increases and bonuses expressly contemplated by or required under existing employment agreements, bonus plans and other agreements and arrangements listed or described in Section 5.01(e) of the Company Disclosure Schedule and except in connection with accelerating the vesting schedules of the Options and terminating the Options and the Stock Plans, (ii) subject to the covenants set forth in clause (i) of this Section 5.01(e), enter into any new or materially amend any existing employment, severance or termination agreement with any current or former director, officer or employee of the Company, (iii) except as may be required to comply with applicable Law and except as provided or otherwise contemplated in this Agreement (including, without limitation, Section 2.02 hereof), become obligated under any Benefit Plan that was not in existence on the date hereof or amend, modify or terminate any Benefit Plan or other employee benefit plan or any agreement, arrangement, plan or policy for the benefit of any current or former director, officer or employee in existence on the date hereof or (iv) except as may be required to comply with applicable Law and except as provided or otherwise contemplated in this Agreement (including, without limitation, Section 2.02 hereof), pay any benefit not required by any plan or arrangement as in effect as of the date hereof (including, without limitation, the granting of, acceleration of, exercisability of or vesting of stock options, stock appreciation rights or restricted stock, except as otherwise contemplated by this Agreement), except in connection with accelerating the vesting schedules of the Options and terminating the Options and the Stock Plans and except for the payment of the employer match under the Company’s 401(k) plan;

(f) the Company shall not, and shall not permit any of its subsidiaries to, acquire or agree to acquire, including, without limitation, by merging or consolidating with, or purchasing all or substantially all the assets or capital stock or other equity interests of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, other than purchases of inventory or supplies in the ordinary course of business consistent with past practice;

(g) the Company shall not, and shall not permit any of its subsidiaries to, sell, lease, license, mortgage or otherwise encumber or subject to any Lien or otherwise dispose of, or agree to sell, lease, license, mortgage or otherwise encumber or subject to any Lien or otherwise dispose of, any of its properties or assets other than (i) pursuant to existing contracts and commitments described in Section 5.01(g) of the Company Disclosure Schedule, (ii) immaterial properties or assets (or immaterial portions of properties or assets), (iii) inventory in the ordinary course of business consistent with past practice, (iv) licenses granted by the Company in the ordinary course of business to customers for such customers’ use of the Company’s products and services and (v) Liens relating to Taxes that are not yet due and payable or otherwise being contested in good faith and as to which appropriate reserves have been established by the Company in accordance with generally accepted accounting principles;

(h) the Company shall not, and shall not permit any of its subsidiaries to, incur, assume or pre-pay any indebtedness for borrowed money or enter into any agreement to incur, assume or pre-pay any indebtedness for borrowed money, or guarantee, or agree to guarantee, any such indebtedness or obligation of another person, or issue or sell, or agree to issue or sell, any debt securities or options, warrants or calls or rights to acquire any debt securities of the Company or any of its subsidiaries, guarantee any debt securities of others, enter into any “keep well” or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing;

(i) the Company shall not, and shall not permit any of its subsidiaries to, make or forgive any loans, advances or capital contributions to, guarantees for the benefit of, or investments in, any person or entity, other than loans between or among the Company and any of its wholly-owned subsidiaries and cash advances to the Company’s or any such subsidiary’s employees for reimbursable travel and other business expenses incurred in the ordinary course of business consistent with past practice;

(j) the Company shall not, and shall not permit any of its subsidiaries to, assume, guarantee or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person, except for the obligations of the subsidiaries of the Company permitted under this Agreement;

(k) neither the Company nor any of its subsidiaries shall adopt or put into effect a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its subsidiaries (other than any transaction specifically contemplated by this Agreement);

(l) except as otherwise described in Section 5.01(l) of the Company Disclosure Schedule, the Company shall not, and shall not permit any of its subsidiaries to, (i) enter into, or materially amend, modify or supplement any Material Contract or License Agreement, in each case, outside the ordinary course of business consistent with past practice (except as may be necessary for the Company to comply with its obligations hereunder) or (ii) waive, release, grant, assign or transfer any of its material rights or claims (whether such rights or claims arise under a Material Contract, License Agreement or otherwise);

(m) the Company shall not, and shall not permit any of its subsidiaries to, authorize or make any capital expenditures (other than pursuant to commitments prior to the date hereof disclosed in Section 5.01(m) of the Company Disclosure Schedule) in excess of $750,000 per quarter in the aggregate for the Company and its subsidiaries taken as a whole;

(n) the Company and its subsidiaries shall comply with their obligations under the Material Contracts and License Agreements as such obligations become due;

(o) the Company and its subsidiaries (i) shall continue in force insurance covering risks of such types and in such amounts as are consistent with the Company’s past practices and (ii) shall not permit any insurance policy naming it as beneficiary or loss payable payee to be canceled or terminated;

(p) the Company shall not, and shall not permit any of its subsidiaries to, enter into, amend, modify or supplement any agreement, transaction, commitment or arrangement with any current or former officer, director, employee or other affiliate of the Company or any of its subsidiaries (or any affiliate of any of the foregoing) other than agreements, transactions, commitments and arrangements (i) permitted by Section 5.01(e) hereof or (ii) as otherwise contemplated by this Agreement;

(q) the Company shall not, and shall not permit any of its subsidiaries to, establish or acquire (i) any subsidiary other than wholly-owned subsidiaries or (ii) subsidiaries organized outside of the United States and its territorial possessions;

(r) the Company shall not, and shall not permit any of its subsidiaries to, amend, modify or waive any term of any outstanding security of the Company or any of its subsidiaries, except (i) as required by this Agreement, (ii) in connection with accelerating the vesting schedules of the Options to the extent required by the Stock Plans or the agreements pursuant to which such Options were granted and (iii) in connection with terminating the Options and the Stock Plans;

(s) the Company shall, and shall cause its subsidiaries to, (i) maintain any real property to which the Company and any of its subsidiaries have ownership or a leasehold interest (including, without limitation, the furniture, fixtures, equipment and systems therein) in its current condition, subject to reasonable wear and tear and subject to any casualty or condemnation, (ii) timely pay all taxes, water and sewage rents, assessments and insurance premiums affecting such real property and (iii) timely comply in all material respects with the terms and provisions of all leases, contracts and agreements relating to such real property and the use and operation thereof;

(t) the Company shall not, and shall not permit any of its subsidiaries to, enter into any labor or collective bargaining agreement, memorandum or understanding, grievance settlement or any other agreement or commitment to or relating to any labor union, except as required by Law;

(u) the Company shall not, and shall not permit any of its subsidiaries to, settle or compromise any pending or threatened suit, action, claim or litigation (except in the ordinary course of business and with prior written notice to Melita), the settlement or compromise of which would result in payments by the Company in excess of $250,000;

(v) the Company shall not, and shall not permit any of its subsidiaries to, change any of the material accounting policies, practices or procedures (including material tax accounting policies, practices and procedures) used by the Company and its subsidiaries as of the date hereof, except as may be required as a result of a change in applicable law or in United States generally accepted accounting principles;

(w) the Company shall not, and shall not permit any of its subsidiaries to, revalue in any material respect any of its assets, including, without limitation, writing down the value of inventory in any material manner or the write-off of notes or accounts receivable in any material manner, in each case in any manner inconsistent with past practice or the ordinary course of business;

(x) the Company shall not, and shall not permit any of its subsidiaries to, make or change any material tax election, make or change any material method of accounting with respect to Taxes except as may be required as a result of a change in applicable law, settle or compromise any material tax liability or, except as disclosed on Section 5.01(x) of the Company Disclosure Schedule, file any material amended Tax Return;

(y) the Company shall not, and shall not permit any of its subsidiaries to, pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than (i) the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of liabilities reflected or reserved against in the financial statements of the Company or incurred in the ordinary course of business and consistent with past practice or (ii) the payment of the Company’s Expenses (as defined herein), including the payment of the fees and expenses of the Special Committee and the costs, fees and expenses incurred by the Special Committee;

(z) the Company shall not, and shall not permit any of its subsidiaries to, take, or agree or commit to take, any action that would, or is reasonably likely to, make any representation or warranty of the Company contained in this Agreement inaccurate at, or as of any time prior to, the Effective Time or result in any of the conditions to the Merger set forth in Article 6 not being satisfied, or omit, or agree to omit, to take any action necessary to prevent any such representation or warranty from being inaccurate in any material respect at any such time or to prevent any such condition from not being satisfied; and

(aa) the Company shall not, and shall not permit any of its subsidiaries to, agree or commit to do any of the foregoing.

5.02 Stockholders Meeting

(a) The Company, acting through the Company Board, shall, in accordance with applicable law and its certificate of incorporation and bylaws, duly call, give notice of, convene and hold a special meeting of its stockholders (the “Stockholders Meeting”) as soon as reasonably practicable following the clearance by the SEC of the Proxy Statement for the purpose of considering and voting upon the approval and adoption of this Agreement, the Merger and such other matters as may be necessary to effectuate the Transactions. The Company Board, based upon the recommendation of the Special Committee, shall (i) recommend to the stockholders of the Company the approval and adoption of this Agreement and the Merger, (ii) include in the Proxy Statement such favorable recommendation of the Company Board that the stockholders of the Company vote in favor of the approval and adoption of this Agreement and the Merger, (iii) use its reasonable best efforts to solicit such approval from the stockholders of the Company and (iv) not withdraw or modify such favorable recommendation, in each case, unless the Company Board, after consultation with outside legal counsel, determines in good faith that failing to take such action would be inconsistent with the Company Board’s fiduciary duties to the Company’s stockholders under applicable law.

(b) As soon as reasonably practicable following the execution of this Agreement and in connection with the Stockholders Meeting, the Company shall (i) promptly prepare and file with the SEC, use its reasonable best efforts to have cleared by the SEC and thereafter mail to its stockholders as promptly as practicable the Proxy Statement and all other proxy materials required in connection with such meeting, (ii) notify Merger Sub and Melita of the receipt of any comments of the SEC with respect to the Proxy Statement and of any requests by the SEC for any amendment or supplement thereto or for additional information and shall promptly provide to Merger Sub and Melita copies of all correspondence between the Company or any representative of the Company and the SEC and (iii) shall give Merger Sub and Melita and their counsel the opportunity to review the Proxy Statement prior to its being filed with the SEC and shall give Merger Sub and Melita and their counsel the opportunity to review all amendments and supplements to the Proxy Statement and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC.

5.03 Filings and Consents. Subject to the terms and conditions of this Agreement, each of the parties hereto (i) shall use all reasonable best efforts to cooperate with one another in determining which filings are required to be made by each party prior to the Effective Time with, and which consents, approvals, permits or authorizations are required to be obtained by each party prior to the Effective Time from, Governmental Authorities or other third parties in connection with the execution and delivery of this Agreement and the consummation of the Transactions and (ii) shall use reasonable best efforts to assist the other parties hereto in timely making all such filings and timely seeking all such consents, approvals, permits, authorizations and waivers required to be made and obtained by the other party. Without limiting the foregoing, each of the parties hereto shall (and shall use its reasonable best efforts to cause their affiliates, directors, officers, employees, agents, attorneys, accountants and representatives to)

consult and fully cooperate with and provide assistance to each other in seeking early termination of any waiting period under the HSR Act or any foreign merger control or competition laws and regulations, if applicable; it being agreed that no party shall be under any obligation to divest of any assets or hold separate any assets or take any other similar measures in connection with any demand therefor by any Governmental Authority as a pre-condition to the approval of the Transactions by any such Governmental Authority. Prior to making any application to or filing with any Governmental Authority in connection with this Agreement, each party shall provide the other party with drafts thereof (excluding any confidential information included therein) and afford the other party a reasonable opportunity to comment on such drafts. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purpose of this Section 5.03, the proper officers and directors of the Surviving Corporation shall take all such necessary action. Each of the Company and Melita shall bear one half of the fees of any required filing to be made with any Governmental Authorities in connection with the Transactions.

5.04 Access to Information. From the date of this Agreement until the earlier of the Effective Time or the date this Agreement is properly terminated in accordance with Article 7, and subject to the requirements of any law, including any anti-trust law, the Company will, and will cause each of its subsidiaries and its and their affiliates, and each of their respective officers, directors, employees, agents, counsel, accountants, investment bankers, financial advisors and representatives (collectively, the “Company Representatives”) to, give Merger Sub and Melita and their respective officers, directors, employees, agents, counsel, accountants, investment bankers, financial advisors, representatives, consultants and financing sources (collectively, the “Purchaser Representatives”) access, in a manner reasonably designed to minimize disruption to the operations of the Company, upon reasonable notice and during the Company’s normal business hours, to the offices and other facilities, to the senior officers and other Company Representatives, and to the books and records of the Company and each of its subsidiaries and will cause the Company Representatives and its subsidiaries to furnish or make available to Melita, Merger Sub and the Purchaser Representatives such financial and operating data and such other information with respect to the business and operations of the Company any its subsidiaries as Melita, Merger Sub or the Purchaser Representatives may from time to time reasonably request, unless such access or provision is otherwise restricted by applicable law, regulation or contract. Unless otherwise required by law, each of Melita and Merger Sub will, and will cause the Purchaser Representatives to, hold any such information in confidence in accordance with the terms of Confidentiality Agreement (as defined below). Except as otherwise agreed to by the Company, and notwithstanding termination of this Agreement, the terms and provisions of the Confidentiality Agreement, dated as of June 30, 2003 (the “Confidentiality Agreement”), between Golden Gate Capital and the Company shall apply to all information furnished to any Purchaser Representative by any Company Representative hereunder or thereunder.

5.05 Notification of Certain Matters. Each of the parties hereto shall promptly notify the others in writing of (a) receipt of any written notice from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement, (b) any Company Material Adverse Effect or Purchaser Material Adverse Effect, as the case may be, (c) any material claims, actions, proceedings or governmental investigations commenced or, to its knowledge, threatened, involving or affecting the Company or any of its subsidiaries or any of their property or assets, (d) any representation or warranty made by such party contained in this Agreement becoming untrue or inaccurate in any material respect and (e) any failure of the Company, Merger Sub or Melita, as the case may be, to comply with or satisfy, in any material respect, any covenant, condition or agreement to be complied with or satisfied by it hereunder. Notwithstanding anything in this Agreement to the contrary, no such notification shall affect the representations, warranties or covenants of any party or the conditions to the obligations of any party hereunder, nor shall it limit or otherwise affect the remedies available hereunder to the party receiving such notice.

5.06 Public Announcements. Each of the parties hereto agrees that, promptly following the execution of this Agreement, the Company shall (a) issue a press release substantially in the form attached hereto as Exhibit 5.06 announcing the execution of this Agreement and the Transactions (the “Press Release”) and (b) file a current report with the SEC on Form 8-K attaching the Press Release and a copy of this Agreement as exhibits. Thereafter, the parties hereto agree to consult promptly with each other prior to issuing any press release or otherwise making any public statement with respect to the Merger and the other Transactions, agree to provide to each other for review a copy of any such press release or statement, and shall not issue any such press release or make any such public statement prior to such consultation and review, unless required by applicable Law or any listing agreement with a securities exchange or Nasdaq.

5.07 Indemnification; Directors’ and Officers’ Insurance

(a) The Certificate of Incorporation and the Bylaws of the Surviving Corporation shall contain provisions with respect to indemnification, advancement of expenses and director exculpation as are set forth in the Company’s certificate of incorporation and bylaws as in effect at the date hereof (to the extent consistent with applicable law), which provisions shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of the persons who at any time prior to the Effective Time were entitled to indemnification, advancement of expenses or exculpation under the Company’s certificate of incorporation or bylaws in respect of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement), unless otherwise required by applicable law.

(b) From and after the Effective Time and until the expiration of any applicable statutes of limitation, the Surviving Corporation shall indemnify, defend and hold harmless each person who is or has been prior to the date hereof or who becomes prior to the Effective Time an officer, director, employee or agent of the Company or any of its subsidiaries (collectively, the “Indemnified Parties”) against all losses, claims, damages, expenses, liabilities or amounts that are paid in settlement of, or otherwise incurred (“Losses”) (but only to the extent such Losses are not otherwise covered by insurance and paid), in connection with any claim, action, suit, demand, proceeding or investigation (a “Claim”), to which any Indemnified Party is or may become a party to by virtue of his or her service as a present or former director, officer, employee or agent of the Company or any of its subsidiaries and arising out of actual or alleged events, actions or omissions occurring or alleged to have occurred at or prior to the Effective Time (including, without limitation, the Transactions), in each case, to the fullest extent permitted and provided in the Company’s certificate of incorporation and bylaws as in effect at the date hereof (and shall pay expenses in advance of the final disposition of the claim(s) that are reasonably incurred in defending any such action or proceeding to each Indemnified Party to the fullest extent permitted under the DGCL as provided in the Company’s certificate of incorporation and bylaws as in effect at the date hereof, upon receipt from the Indemnified Party to whom expenses are advanced of the undertaking to repay such advances contemplated by Section 145(e) of the DGCL).

(c) Any Indemnified Party wishing to claim indemnification under this Section 5.07 after the Effective Time, upon learning of any such Claim, shall notify the Surviving Corporation thereof (although the failure to so notify the Surviving Corporation shall not relieve the Surviving Corporation from any liability that the Surviving Corporation may have under this Section 5.07, except to the extent such failure materially prejudices the Surviving Corporation). In the event of any such Claim, the Surviving Corporation shall have the right to assume the defense thereof and the Surviving Corporation shall not be liable to such Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof, except that if the Surviving Corporation elects not to assume or does not reasonably promptly assume such defense or if there is an actual or potential conflict of interest between, or different defenses exist for the Surviving

Corporation and the Indemnified Party, the Indemnified Party may retain counsel reasonably satisfactory to him or her and the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Party promptly as statements therefor are received by the Surviving Corporation; provided, however, that (i) the Surviving Corporation shall not, in connection with any such action or proceeding or separate but substantially similar actions or proceedings arising out of the same general allegations, be liable for the fees and expenses of more than one separate firm of attorneys (plus local counsel) at any time for all Indemnified Parties except that, with respect to any Claims against the members of the Special Committee, such members of the Special Committee shall be entitled to be represented by a separate firm of attorneys (plus local counsel) to the extent such members of the Special Committee have been advised by counsel that a reasonable likelihood exists of a conflict of interest between them and one or more of the other Indemnified Parties, in which case the Surviving Corporation shall be liable for the fees and expenses of such separate firm of attorneys (plus local counsel), (ii) the Surviving Corporation and the Indemnified Parties will cooperate in the defense of any such matter and (iii) the Surviving Corporation shall not be liable for any settlement effected without its prior written consent, which consent will not be unreasonably withheld or delayed; and provided, further, that the Surviving Corporation shall not have any obligation hereunder to any Indemnified Party if and when a court of competent jurisdiction shall ultimately determine that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law.

(d) Prior to the Effective Time, the Company shall procure a “tail” directors’ and officers’ liability insurance and fiduciary liability insurance policy with terms and conditions reasonably satisfactory to the Company Board, so long as the cost thereof does not exceed the amount set forth in Section 5.07(d) of the Company Disclosure Schedule in the aggregate, it being agreed that the Company shall use commercially reasonable efforts to obtain competitive quotes for such insurance coverage in an effort to reduce the cost thereof.

(e) This Section 5.07 shall survive the consummation of the Merger and is intended to be for the benefit of, and shall be enforceable by, the Indemnified Parties referred to herein, their heirs, legal representatives, successors, assigns and personal representatives and shall be binding on the Surviving Corporation and its successors and assigns. From and after the Closing, Melita hereby guarantees the payment and performance of the Surviving Corporation’s obligations in this Section 5.07. The provisions of this Section 5.07 are in addition to, and not in substitution for, any other rights to indemnification that the Indemnified Parties, their heirs and personal representatives may have by contract or otherwise.

(f) If Melita or the Surviving Corporation or any of their successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each case, as a condition to such consolidation, merger, transfer or conveyance, proper provision shall be made so that the successors and assigns of Melita or the Surviving Corporation shall assume and agree to perform the obligations set forth in this Section 5.07.

5.08 Further Assurances; Reasonable Best Efforts. Except as otherwise provided in this Agreement, prior to the Effective Time, the parties hereto shall use their reasonable best efforts to take, or cause to be taken, all such actions as may be necessary or appropriate in order to effectuate, as expeditiously as practicable, the Merger and the other Transactions on the terms and subject to the conditions set forth in this Agreement.

5.09 Stock Options. All Stock Option Plans, and all Options granted thereunder, and the Purchase Plan shall be treated as set forth in Section 2.02.

5.10 Reserved.

5.11 No Solicitation.

(a) From and after the date hereof until the earlier of the Effective Time or the termination of this Agreement pursuant to Article 7, the Company, its subsidiaries and their affiliates shall not, and shall cause the Company Representatives not to, directly or indirectly, (i) solicit, initiate or encourage (including by way of furnishing information or assistance), or take any other action to facilitate, any inquiry in connection with or the making of any proposal from any Person that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal (as defined in Section 5.11(f)), (ii) enter into, explore, maintain, participate in or continue any discussion or negotiation with any Person (other than Merger Sub, Melita or any of the Purchaser Representatives, as applicable) regarding an Acquisition Proposal, or furnish to any Person (other than Merger Sub, Melita or any of the Purchaser Representatives, as applicable) any information or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person (other than Merger Sub, Melita or any of the Purchaser Representatives, as applicable) to make or effect an Acquisition Proposal or (iii) enter into any agreement, arrangement or understanding with respect to, or otherwise endorse, any Acquisition Proposal; provided, however, that nothing contained in this Section 5.11 shall prohibit the Company Board or the Special Committee, prior to approval of this Agreement by the stockholders of the Company at the Stockholders Meeting, from furnishing information to, or engaging in discussions or negotiations with (including making counter proposals to), any Person that makes an unsolicited Acquisition Proposal (which did not result from a breach of this Section 5.11) if (A) the Company Board or the Special Committee determines in good faith after consultation with its outside legal counsel, that failing to take such action would be inconsistent with the Company Board’s or the Special Committee’s fiduciary duties to the Company’s stockholders under applicable law, (B) the Acquisition Proposal constitutes or could reasonably be expected to lead to a Superior Proposal (as defined in Section 5.11(g)) and (C) prior to furnishing such information to, or engaging in discussions or negotiations with, such Person, the Company receives from such Person an executed confidentiality agreement (which agreement shall be provided to Melita for information purposes) with terms no less favorable to the Company, in all material respects, than those contained in the Confidentiality Agreement. The issuance of the Press Release by the Company shall not be deemed a breach of this Section 5.11.

(b) From and after the date hereof until the earlier of the Effective Time and the termination of this Agreement pursuant to Article 7, if the Company Board or the Special Committee is entitled to furnish information to, or engage in discussions or negotiations with, any Person pursuant to Section 5.11(a), the Company Board may, prior to the approval of this Agreement by the stockholders of the Company at the Stockholders Meeting, terminate this Agreement in respect of any Acquisition Proposal pursuant to the termination provisions set forth in Article 7 hereof if such Acquisition Proposal constitutes a Superior Proposal.

(c) The Company (i) will promptly (but in any event within two business days) notify Melita orally and in writing of the receipt of any Acquisition Proposal, the terms and conditions of such Acquisition Proposal and the identity of the Person making such Acquisition Proposal and (ii) will keep Melita informed in all material respects of the status and details (including amendments and proposed amendments) of any such Acquisition Proposal.

(d) Nothing contained in this Agreement shall prevent the Company Board from taking, and disclosing to the Company stockholders, a position contemplated by Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act with regard to any tender offer; provided, however, that none of the Company, the Company Board, the Special Committee or any Company Representative shall, except as permitted by Section 5.11(b) propose to approve or recommend any Acquisition Proposal.

(e) Other than with respect to the party described in Section 5.11(e) of the Company Disclosure Schedule, the Company and each of its subsidiaries shall immediately cease and cause its affiliates and the Company Representatives to cease any and all existing activities, discussions or negotiations with any parties (other than Merger Sub, Melita or any of the Purchaser Representatives, as applicable) conducted heretofore with respect to any Acquisition Proposal, and shall use its reasonable best efforts to cause any such parties in possession of confidential information about the Company that was furnished by or on behalf of the Company in connection with such Acquisition Proposal to return or destroy all such information in the possession of any such party or its representatives.

(f) For purposes of this Agreement, “Acquisition Proposal” shall mean any written offer or proposal for, or any indication of interest in, (i) any direct or indirect acquisition or purchase of 10% or more of the total assets of the Company and its subsidiaries, in a single transaction or series of related transactions, other than in the ordinary course of the Company’s business, (ii) any direct or indirect acquisition or purchase of 10% or more of any class of equity securities of the Company or any of its subsidiaries, in a single transaction or series of related transactions, (iii) any tender offer or exchange offer (including a self-tender offer) that if consummated would result in any person beneficially owning 10% or more of any class of equity securities of the Company or any of its subsidiaries, (iv) any merger, consolidation, share exchange, business combination, recapitalization, reclassification or other similar transaction involving the Company or any of its subsidiaries or (v) any public announcement of an agreement, proposal or plan to do any of the foregoing, other than the transactions contemplated by this Agreement.

(g) For purposes of this Agreement, “Superior Proposal” shall mean any written Acquisition Proposal by a Person that (i) the Company Board or the Special Committee has determined in good faith (based on such factors as they deem relevant), after consultation with an independent financial advisor of nationally recognized reputation, is more favorable from a financial point of view to the Company’s stockholders than the Merger (including any adjustment to the terms and conditions thereof proposed in writing by Melita in response to any such Acquisition Proposal), (ii) the Company Board or the Special Committee has determined in good faith, after consultation with its outside legal counsel, is of such a nature that failing to accept such Acquisition Proposal would be inconsistent with its fiduciary duties to the Company’s stockholders under applicable law and (iii) is reasonably capable of being consummated in a timely manner (taking into account all financial, regulatory, legal and other aspects of such proposal (including, without limitation, the ready availability of cash on hand and/or commitments for the same, in each case as applicable, required to consummate any such cash Acquisition Proposal and any antitrust or competition law approvals or non-objections)).

5.12 Reserved.

5.13 SEC Reports. From the date of this Agreement until the earlier of the termination of this Agreement pursuant to Article 7 or the Effective Time, the Company shall use reasonable best efforts to file on a timely basis all SEC Reports required to be filed by it with the SEC under the Exchange Act, the Securities Act and the published rules and regulations of the SEC under either of the foregoing applicable to such SEC Reports, which SEC Reports shall comply in all material respects with the requirements of the Exchange Act, the Securities Act and the published rules and regulations of the SEC thereunder, each as applicable to such SEC Reports.

5.14 Delisting. Each of the parties hereto agrees to cooperate with the other party in taking, or causing to be taken, all actions necessary (i) to delist the Common Shares from the Nasdaq and (ii) to terminate the registration of the Common Shares under the Exchange Act; provided that such delisting and termination shall not be effective until or after the Effective Time.

5.15 Financing Cooperation. The Company shall provide, and shall cause its subsidiaries and the Company Representatives to provide, all reasonable cooperation in connection with the arrangement of any financing to be obtained by Melita and its subsidiaries or the Surviving Corporation in connection with the Transactions (the “Financing”) including, without limitation, (a) promptly providing to Melita’s financing sources all material financial information in their possession with respect to the Company and the Transactions as reasonably requested by Melita or Melita’s financing sources, including, but not limited to, information and projections prepared by the Company relating to the Company and the Transactions, provided such financing sources shall be deemed to be one of Melita’s “representatives” under the Confidentiality Agreement and subject to all obligations imposed therein upon a “representative,” (b) making the Company’s senior officers and other Company Representatives reasonably available to Melita’s financing sources in connection with such Financing, to reasonably participate in due diligence sessions and to reasonably participate in presentations related to the Financing, including, without limitation, presentations to rating agencies and (c) reasonably assisting in the preparation of one or more appropriate offering documents and assisting Melita’s financing sources in preparing other appropriate marketing materials, in each case to be used in connection with the Financing.

5.16 Stockholder Litigation. Each of the parties hereto shall give the others the reasonable opportunity to participate in the defense of any stockholder litigation against the Company, Melita or Merger Sub, as applicable, and their directors relating to the Transactions. The Company agrees that it will not settle any litigation currently pending, or commenced after the date hereof, against the Company or any of its directors by any stockholder of the Company relating to this Agreement or the Merger, without the prior written consent of Melita (which will not be unreasonably conditioned, withheld or delayed). The Company will not voluntarily cooperate with any third party which has sought or may hereafter seek to restrain or prohibit or otherwise oppose the Merger and will cooperate with Melita to resist any such effort to restrain or prohibit or otherwise oppose the Merger.

5.17 Conveyance Taxes. Merger Sub and the Company shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees or any similar taxes which become payable by the Company or any of its subsidiaries in connection with the Transactions that are required or permitted to be filed on or before the Effective Time.

5.18 Employee Benefits. Melita and its affiliates shall provide, or cause to be provided, for a period of one (1) year following the Closing Date, to each of the employees of the Company who continue to be employed by Melita or its affiliates, employee benefit plans and arrangements that are substantially equivalent in the aggregate to those employee benefit plans set forth on Section 3.13(b) of the Company Disclosure Schedule; provided that Melita and its affiliates shall not have any obligation to issue, or adopt any plans or arrangements providing for the issuance of, shares of capital stock, warrants, options or other rights in respect of any shares of capital stock of any entity or any securities convertible or exchangeable into such shares pursuant to any such plans or arrangements; provided, further, that no plans or arrangements of the Company or its subsidiaries providing for such issuance shall be taken into account in determining whether employee benefits are substantially equivalent in the aggregate. Notwithstanding anything to the contrary contained herein, no provision of this Section 5.18 shall limit or impair Melita’s or any of its affiliates’ ability to terminate the employment of any of their respective employees. Melita and its affiliates shall not terminate or materially modify the terms of the Company’s bonus and commission plans set forth under the heading “Bonus Plans” on Section 3.13(b) of the Company Disclosure Schedule until the earlier of (i) January 1, 2004 and (ii) the expiration of such plans in accordance with their terms. This Section 5.18 shall survive the consummation of the Merger and is intended to be for the benefit of, and shall be enforceable by, the employees of the Company, their heirs, legal representatives, successors, assigns and personal representatives and shall be binding on the Surviving Corporation and its successors and assigns.

5.19 Melita Inc. Operations. Except as otherwise contemplated by this Agreement or as agreed to in writing by the Company (which consent shall not be unreasonably conditioned, withheld or delayed), Melita Inc. covenants and agrees that during the period from the date of this Agreement to the Effective Time (or until termination of this Agreement in accordance with Article 7 hereof), the business and operations of Melita Inc. shall be conducted only in the ordinary course of business, and Melita Inc. shall take no action that has, or is reasonably likely to have, a Purchaser Material Adverse Effect.

ARTICLE 6

CONDITIONS TO CONSUMMATION OF THE MERGER

6.01 Conditions to the Obligations of Each Party. The respective obligations of the Company, Melita and Merger Sub to consummate the Merger are subject to the satisfaction, at or before the Effective Time, of each of the following conditions:

(a) Company Stockholder Approval. The Company shall have obtained the Stockholder Approval at the Stockholders Meeting in accordance with the DGCL, the Company’s certificate of incorporation and its bylaws.

(b) No Orders and Injunctions. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, executive order or decree, judgment, injunction, ruling or other order, whether temporary, preliminary or permanent (collectively, “Order”), that is then in effect and has the effect of preventing or prohibiting consummation of the Merger or otherwise imposing material limitations on the ability of Merger Sub and Melita effectively to acquire or hold the business of the Company and its subsidiaries; provided, however, that each of the parties hereto shall use their commercially reasonable efforts to have any such Order vacated.

(c) Material Consents. All material consents, approvals, permits of, authorizations from, notifications to and filings with any Governmental Authorities required to be made or obtained prior to the consummation of the Merger shall have been made or obtained.

(d) HSR Act. Any waiting period (and any extension thereof) under the HSR Act or merger control or competition laws or regulations applicable to the consummation of the Merger shall have expired or terminated.

6.02 Conditions to Obligations of Merger Sub and Melita. The obligations of each of Merger Sub and Melita to consummate the Merger are subject to the satisfaction, at or before the Effective Time, of each of the following additional conditions, unless waived by Melita, acting under the direction of its board of directors, in writing prior to the Effective Time:

(a) Representations and Warranties. The Identified Company Representations (as defined below) shall be true and correct in all respects and all other representations and warranties of the Company set forth in this Agreement shall be true and correct in all material respects (i) as of the date of this Agreement and (ii) as of the Closing Date as though then made on and as of the Closing Date, except for those representations and warranties that address matters only as of a particular date (in which case such Identified Company Representations shall be true and correct as of such date and all other such representations and warranties shall be true and correct in all material respects as of such date); provided that, in the event of a breach of a representation or warranty other than an Identified Company

Representation, the condition set forth in this Section 6.02(a) shall be deemed satisfied unless the effect of all such breaches of representations and warranties taken together has had, or could reasonably be expected to have, a Company Material Adverse Effect. “Identified Company Representations” means (i) any representation or warranty of the Company qualified by Company Material Adverse Effect, (ii) representations or warranties of the Company as to the performance by the Company of its material obligations under this Agreement and (iii) the representations and warranties of the Company set forth in Section 3.03(a) (other than changes in such section relating to the exercise of Options granted on or prior to the date hereof and the issuance of Common Shares upon the exercise of Options granted on or prior to the date hereof) and Section 3.28 and the last sentence of Section 3.07(b).

(b) Covenants and Agreements. The Company shall have, in all material respects, performed all obligations and complied with all agreements and covenants required to be performed by it or complied with by it under this Agreement at or prior to the Effective Time.

(c) Rollover. The stockholders of the Company who are party to the Contribution Agreement shall have consummated the Rollover.

(d) No Company Material Adverse Effect. Since June 30, 2003, no effect, event or change shall have occurred which has had a Company Material Adverse Effect.

(e) No Litigation. There shall not be pending by or before any Governmental Authority any suit, action or proceeding (i) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other Transactions, (ii) seeking to prohibit or limit the ownership or operation by the Company or any of its subsidiaries of any material portion of the business or assets of the Company or any of its subsidiaries, to dispose of or hold separate any material portion of the business or assets of the Company or any of its subsidiaries, as a result of the Merger or any of the other Transactions or (iii) seeking to impose limitations on the ability of Melita, Merger Sub or any of their respective affiliates, to acquire or hold, or exercise full rights of ownership of, any Common Shares, including, without limitation, the right to vote Common Shares on all matters properly presented to the stockholders of the Company.

(f) Dissenters. The holders of not more than 7% of the outstanding Common Shares shall have demanded appraisal of their Common Shares in accordance with the DGCL.

(g) Officers’ Certificate. At the Closing, the Company shall deliver an Officers’ Certificate, duly executed by the Company’s Chief Executive Officer and Chief Financial Officer and dated as of the Closing Date, stating that the conditions to Closing set forth in Sections 6.02(a) and (b) above have been satisfied.

(h) Certified Copies. At the Closing, the Company shall deliver certified copies of (i) the resolutions duly adopted by the Company Board authorizing the execution, delivery and performance of this Agreement and the Transactions, (ii) the resolutions duly adopted by the Company’s stockholders adopting this Agreement and (iii) the certificate of incorporation and the bylaws of the Company as then in effect immediately prior to the Effective Time.

(i) Reserved.

(j) Director Resignations. At the Closing, the Company shall deliver signed letters of resignation from each director of the Company and each of its subsidiaries pursuant to which each such director resigns from his or her position as a director of the Company or such subsidiary and makes such resignation effective at or prior to the Effective Time.

6.03 Conditions to Obligation of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction, at or before the Effective Time, of each of the following additional conditions, unless waived by the Company in writing prior to the Effective Time:

(a) Representations and Warranties. The Identified Purchaser Representations (as defined below) shall be true and correct in all respects and all other representations and warranties of Melita and Merger Sub set forth in this Agreement shall be true and correct in all material respects (i) as of the date of this Agreement and (ii) as of the Closing Date as though then made on and as of the Closing Date, except for those representations and warranties that address matters only as of a particular date (in which case such Identified Purchaser Representations shall be true and correct as of such date and all other such representations and warranties shall be true and correct in all material respects as of such date); provided that, in the event of a breach of a representation or warranty other than an Identified Purchaser Representation, the condition set forth in this Section 6.03(a) shall be deemed satisfied unless the effect of all such breaches of representations and warranties taken together has had, or could reasonably be expected to have, a Purchaser Material Adverse Effect. “Identified Purchaser Representations” means (i) any representation or warranty of Melita or Merger Sub qualified by Purchaser Material Adverse Effect and (ii) the representations and warranties of Melita and Merger Sub set forth in Section 4.08.

(b) Covenants and Agreements. Each of Merger Sub and Melita shall have, in all material respects, performed all obligations and complied with all agreements and covenants required to be performed by them or complied with by them under this Agreement at or prior to the Effective Time.

(c) Officers’ Certificate. At the Closing, each of Merger Sub and Melita shall deliver an Officers’ Certificate, duly executed by their respective Chief Executive Officer and Chief Financial Officer and dated as of the Closing Date, stating that the conditions to Closing set forth in Sections 6.03(a) and (b) above have been satisfied.

(d) Certified Copies. At the Closing, Merger Sub and Melita shall deliver certified copies of (i) the resolutions duly adopted by each of Merger Sub’s and Melita’s boards of directors authorizing the execution, delivery and performance of this Agreement and the Transactions, (ii) the resolutions duly adopted by Merger Sub’s stockholders approving this Agreement and the Transactions and (iii) the amended and restated articles of association of Melita and the certificate of incorporation and the bylaws of Merger Sub as then in effect immediately prior to the Effective Time.

ARTICLE 7

TERMINATION

7.01 Termination by Mutual Consent. This Agreement may be terminated and the Merger and other Transactions may be abandoned at any time prior to the Effective Time, before or after the approval of this Agreement by the stockholders of the Company, by the mutual written consent of the Company, acting under the direction of the Company Board, and Melita and Merger Sub, acting under the direction of their respective boards of directors.

7.02 Termination by Merger Sub, Melita or the Company. This Agreement may be terminated and the Merger and other Transactions may be abandoned at any time prior to the Effective Time, before or after the approval of this Agreement by the stockholders of the Company, by either Merger Sub and Melita, on the one hand, by action of their respective boards of directors, or the Company, on the other hand, by action of the Company Board, if:

(a) any Governmental Authority shall have issued an Order (which has not been vacated, withdrawn or overturned) permanently restraining, enjoining or otherwise prohibiting the acceptance for payment of, or payment for, the Common Shares pursuant to the Merger and such Order shall have become final and nonappealable; provided, however, that the right to terminate this Agreement pursuant to this Section 7.02(a) shall not be available to any party that has failed to perform in all material respects its obligations under Section 5.08 or the proviso contained in Section 6.01(b);

(b) the Merger shall not have been consummated on or before March 15, 2004 (the “Expiration Date”); provided, however, that the right to terminate this Agreement under this Section 7.02(b) shall not be available to any party whose failure to perform any covenant or obligation under this Agreement has been the cause of or resulted in the failure of the Merger to have been consummated on or before the Expiration Date;

(c) there shall be any Law that makes consummation of the Merger illegal or otherwise prohibited; or

(d) the Stockholder Approval shall not have been obtained by reason of the failure to obtain the required vote at the Stockholders Meeting or at any adjournment or postponement thereof or by written consent.

7.03 Termination by Merger Sub and Melita. This Agreement may be terminated and the Merger and other Transactions may be abandoned at any time prior to the Effective Time, before or after the approval of this Agreement by the stockholders of the Company, by action of the board of directors of Merger Sub and the board of directors of Melita, if:

(a) the Company shall have breached in any material respect any of its representations, warranties, covenants or other agreements set forth in this Agreement (a “Terminating Company Breach”) and such Terminating Company Breach (A) would give rise to the failure of a condition set forth in Section 6.02(a) or Section 6.02(b) and (B) has not been cured within ten days after notice thereof is received by the Company (provided that the Company shall not be entitled to any cure period for any breach of Section 5.11 hereof); provided that Melita and Merger Sub shall have no right to terminate this Agreement pursuant to this Section 7.03(a) if there is an uncured Terminating Merger Sub Breach at the time of the Terminating Company Breach; or

(b) (i) the Company Board or the Special Committee withdraws, modifies or changes in a manner adverse to Merger Sub and Melita its approval and favorable recommendation of this Agreement and the Merger or (ii) the Company Board or the Special Committee shall have approved or recommended any Acquisition Proposal to the stockholders of the Company.

7.04 Termination by the Company. This Agreement may be terminated by the Company, acting under the direction of the Company Board, and the Merger and other Transactions may be abandoned:

(a) if, at any time prior to the Effective Time, before or after the approval of this Agreement by the stockholders of the Company, Merger Sub or Melita shall have breached in any material respect any of their respective representations, warranties, covenants or other agreements set forth in this Agreement (a “Terminating Merger Sub Breach”) and such Terminating Merger Sub Breach (A) would give rise to the failure of a condition set forth in Section 6.03(a) or Section 6.03(b) and (B) is not cured within ten days after written notice thereof is received by Merger Sub and Melita; provided that the Company shall have no right to terminate this Agreement pursuant to this Section 7.04(a) if there is an uncured Terminating Company Breach at the time of the Terminating Merger Sub Breach; or

(b) at any time prior to the approval of this Agreement by the stockholders of the Company, pursuant to and in accordance with Section 5.11(b); (provided that the Company shall have complied with the provisions of Section 5.11 in all material respects, including, without limitation, the notice provisions therein, and shall have concurrently with such termination made all payments to Merger Sub and Melita required by Section 8.01).

7.05 Effect of Termination. In the event of the termination of this Agreement and abandonment of the Merger and other Transactions pursuant to this Article 7, this Agreement shall forthwith become null and void and have no effect, without any liability on the part of any party or its officers, directors, stockholders, affiliates and agents, other than the provisions of the last sentence of Section 5.04 and the provisions of Sections 5.06, 7.05, 8.01, 8.03 and 8.08. Nothing contained in this Section 7.05 shall relieve any party hereto from liability for any willful breach of this Agreement, or in the case of Section 4.08, any breach thereof.

ARTICLE 8

MISCELLANEOUS

8.01 Payment of Fees and Expenses

(a) Each of the parties hereto shall bear their own Expenses (as defined below) incurred by or on behalf of such party in preparing for, entering into and carrying out this Agreement and the consummation of the Merger and the financing of the Transactions. “Expenses” as used in this Agreement shall include all reasonable out-of-pocket expenses (including, without limitation, all fees and expenses of outside counsel, investment bankers, banks, other financial institutions, accountants, financial printers, experts and consultants to a party hereto) incurred by a party or on its behalf in connection with or related to the investigation, due diligence examination, authorization, preparation, negotiation, execution and performance of this Agreement and the Transactions and the financing thereof and all other matters contemplated by this Agreement and the closing thereof.

(b) If (i) this Agreement is terminated by the Company pursuant to Section 7.04(b) then, concurrently with any such termination of this Agreement, the Company shall pay to Merger Sub and Melita the Break Up Fee (as defined below) and (ii) this Agreement is terminated by Merger Sub and Melita pursuant to Section 7.03(a) or Section 7.03(b), and the Company, within the 180 day period immediately following such termination, consummates an Acquisition Proposal which was made and not withdrawn prior to such termination, then the Company shall pay to Merger Sub and Melita the Break Up Fee concurrently with the consummation of such Acquisition Proposal; provided that the Company’s aggregate payments pursuant to this Section 8.01(b) shall in no event exceed the amount of the Break Up Fee. “Break Up Fee” means cash in immediately available funds in an amount equal to $3.2 million, plus any reasonable fees or expenses incurred by Melita or Merger Sub in connection with any litigation or proceedings to collect any amount due and owing pursuant to this Section 8.01(b). Under no circumstances shall the Company be obligated to pay more than one Break Up Fee hereunder.

(c) All amounts payable by the Company to Merger Sub and Melita under this Section 8.01 shall be paid in cash and in immediately available funds to such account as Melita may designate in writing to the Company.

(d) The parties agree that the agreements contained in this Section 8.01 are an integral part of the Transactions and constitute liquidated damages and not a penalty. Except as set forth in Section 8.12, the parties further agree that the Break Up Fee shall be the sole and exclusive remedy of Melita, Merger Sub and their respective affiliates hereunder and that the Break Up Fee shall serve as the sole and exclusive source of payment and remedy to satisfy any losses, liabilities, damages or claims that Melita, Merger Sub or their respective affiliates may have against the Company, its officers, directors, employees, agents, representatives or any of their respective affiliates on account of the termination of this Agreement for any reason.

8.02 Guarantee. Melita Inc. hereby irrevocably and unconditionally guarantees the due and punctual performance of Melita’s and Merger Sub’s obligations hereunder; provided, however, that such guaranty shall terminate concurrently with the satisfaction of Merger Sub’s obligation to deposit funds with the Agent pursuant to Section 2.03(a). Melita will cause the Merger Sub to perform its obligations under this Agreement.

8.03 No Survival. The representations, warranties and agreements made in this Agreement shall not survive beyond the Effective Time or the termination of this Agreement in accordance with Article 7 hereof. Notwithstanding the foregoing, the agreements set forth in Articles 1 and 2, Section 5.07, Section 5.18 and Article 8 shall survive the Effective Time and those set forth in Section 7.05 shall survive termination.

8.04 Modification or Amendment. This Agreement may be amended by the parties hereto at any time before or after approval of this Agreement by the stockholders of the Company; provided, however, that after any such approval, there shall not be made any amendment that by law requires the further approval by such stockholders without such further approval. Without limiting the foregoing, this Agreement may not be amended or modified except by an instrument in writing signed by the parties.

8.05 Entire Agreement; Assignment. This Agreement (including the documents and the instruments referred to herein) and the Confidentiality Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof. Neither this Agreement nor any of the rights, interests or obligations hereunder will be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party (except that each of Melita and Merger Sub may assign its rights, interests and obligations to any of their respective affiliates or direct or indirect subsidiaries without the consent of the Company, so long as they remain primarily obligated with respect to any such delegated obligation). Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

8.06 Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, each of which shall remain in full force and effect.

8.07 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, by overnight courier or telecopier to the respective parties as follows:

If to Melita or Merger Sub or Melita Inc.:

Melita International Ltd.

Bach Merger Sub, Inc.

Melita International Inc.

c/o Golden Gate Private Equity, Inc.

One Embarcadero Center

33rd Floor

San Francisco, CA 94111

Attention: David Dominik and Prescott Ashe

Facsimile No.: (415) 627-4501

with a copy to:

Kirkland & Ellis LLP

200 East Randolph Drive

Chicago, IL 60601

Attention: Jeffrey C. Hammes, P.C. and Gary M. Holihan

Facsimile No.: (312) 861-2200

If to the Company:

Concerto Software, Inc.

6 Technology Park Drive

Westford, MA 01886

Attention: James D. Foy and Paul R. Lucchese

Facsimile No.: (978) 952-0795

with copies to:

Testa, Hurwitz & Thibeault, LLP

125 High Street

Boston, MA 02110

Attention: John M. Mutkoski and Kathy A. Fields

Facsimile No.: (617) 248-7100

Peter Gyenes

Ascential Software Corporation

50 Washington Street

Westboro, MA 01581

Facsimile No.: (508) 366-3669

Foley Hoag LLP

155 Seaport Boulevard

Boston, MA 02110

Attention: Peter M. Rosenblum and William R. Kolb

Facsimile No.: (617) 832-7000

or to such other address as the person to whom notice is given may have previously furnished to the other in writing in the manner set forth above; provided that notice of any change of address shall be effective only upon receipt thereof.

8.08 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

8.09 Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

8.10 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement, and any one of which may be delivered by facsimile.

8.11 Certain Definitions. As used in this Agreement:

(a) the term “affiliate,” as applied to any person, shall mean any other person directly or indirectly controlling, controlled by, or under common control with, that person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that person, whether through the ownership of voting securities, by contract or otherwise;

(b) the term “knowledge,” of any person which is not an individual means (i) with respect to the Company, the actual knowledge of such person’s President and Chief Executive Officer, Chief Financial Officer, Executive Vice President of Worldwide Sales and Marketing and Vice President and General Counsel and (ii) with respect to Melita and Merger Sub, the actual knowledge of such Person’s President and Chief Executive Officer and Chief Financial Officer;

(c) the term “Person” or “person” shall include individuals, corporations, partnerships, trusts, other entities and groups (which term shall include a “group” as such term is defined in Section 13(d)(3) of the Exchange Act); and

(d) the term “subsidiary” or “subsidiaries” means, with respect to any Person, any corporation, partnership, joint venture or other legal entity of which such Person (either alone or through or together with any other subsidiary), owns, directly or indirectly, more than 50% of the stock or other equity or beneficial interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

8.12 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

8.13 Extension; Waiver. At any time prior to the Effective Time, a party may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso in Section 8.04, waive compliance by the other party with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

8.14 Third-Party Beneficiaries. Except for the provisions of Section 5.07 and Section 5.18, this Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies.

8.15 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, unless the effects of such invalidity,

illegality or unenforceability would prevent the parties from realizing the major portion of the economic benefits of the Merger that they currently anticipate obtaining therefrom, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.

8.16 Submission to Jurisdiction. Each of the parties hereto submits to the exclusive jurisdiction of any state or federal court sitting in New York, New York in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court. Each of the parties hereto also agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the parties hereto waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other Party with respect thereto. Any party hereto may make service on any other Party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 8.07 above. Nothing in this Section 8.16, however, shall affect the right of any party to serve legal process in any other manner permitted by law or at equity. Each party hereto agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or at equity.

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IN WITNESS WHEREOF, each of the parties has caused this Agreement and Plan of Merger to be executed on its behalf by its respective officer thereunto duly authorized, all as of the day and year first above written.

CONCERTO SOFTWARE, INC.

By:	/s/ James D. Foy
Name:	James D. Foy
Title:	President & Chief Executive Officer

BACH MERGER SUB, INC.

By:	/s/ Prescott Ashe
Name:	Prescott Ashe
Title:

MELITA INTERNATIONAL LTD.

By:	/s/ Prescott Ashe
Name:	Prescott Ashe
Title:

MELITA INTERNATIONAL INC. (solely for purposes of Section 8.02, Section 5.19 and Section 8.16 hereof)

By:	/s/ Prescott Ashe
Name:	Prescott Ashe
Title:

SIGNATURE PAGE TO MERGER AGREEMENT

The following Exhibits and Schedules to the Agreement and Plan of Merger have been omitted in accordance with Item 601(b)(2) of Regulation S-K.

Exhibits

Exhibit 1.02		Certificate of Merger
Exhibit 2.02	(c)	Form of Cash Pay Option Holder Written Acknowledgement
Exhibit 5.06		Form of Press Release (see Exhibit 99.1 to this Form 8-K)

Schedules

Company Disclosure Schedule
Purchaser Disclosure Schedule
Schedule 2.01	(a)	Rollover Convention Schedule
Schedule 2.02	(b)	Option Schedule

Concerto Software, Inc. will furnish supplementally a copy of any omitted schedule or exhibit to the Securities and Exchange Commission upon request; provided, however, that Concerto Software, Inc. may request confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended, for any schedule or exhibit so furnished.